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Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
CIDCO INCORPORATED
at
$0.36 Net Per Share
by
EarthLink Acquisition Sub, Inc.
A Wholly Owned Subsidiary of
EarthLink, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON NOVEMBER 29, 2001 (THE "EXPIRATION DATE")
UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE (THE "COMMON STOCK") OF CIDCO INCORPORATED ("CIDCO" OR THE "COMPANY"), WHICH REPRESENTS GREATER THAN FIFTY PERCENT OF THE SHARES OUTSTANDING AT THE TIME OF THE EXPIRATION DATE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

    THIS OFFER IS MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED OCTOBER 17, 2001, AS AMENDED ON OCTOBER 29, 2001 (THE "MERGER AGREEMENT"), AMONG EARTHLINK ACQUISITION SUB, INC., EARTHLINK, INC. AND THE COMPANY. FOLLOWING THE OFFER AND MERGER, CIDCO INCORPORATED WILL BE A WHOLLY-OWNED SUBSIDIARY OF EARTHLINK, INC.

    THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER OF EARTHLINK ACQUISITION SUB, INC. WITH AND INTO THE COMPANY, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR, ADVISABLE TO AND IN THE BEST INTEREST OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT BY THE COMPANY'S STOCKHOLDERS.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		6
1.	Terms of the Offer; Expiration Date.	8
2.	Acceptance for Payment and Payment for Shares.	10
3.	Procedures for Tendering Shares.	12
4.	Withdrawal Rights.	15
5.	Certain United States Federal Income Tax Consequences.	15
6.	Price Range of Shares; Dividends on Shares.	16
7.	Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations.	17
8.	Certain Information Concerning the Company.	18
9.	Certain Information Concerning Offeror and Parent.	20
10.	Source and Amount of Funds.	22
11.	Background of the Offer	22
12.	Purpose of the Offer; The Merger; Plans for the Company.	24
13.	The Transaction Documents.	27
14.	Dividends and Distributions.	44
15.	Certain Conditions to Offeror's Obligations.	44
16.	Certain Regulatory and Legal Matters.	45
17.	Fees and Expenses.	47
18.	Miscellaneous.	48
ANNEX I Business and Background Information		I-1
ANNEX II Section 262 of the Delaware General Corporation Law (Delaware Rights of Appraisal)		II-1

IMPORTANT

    Any Cidco stockholder desiring to tender all or any portion of their shares of Common Stock should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal together with the certificate(s) representing the tendered shares, and all other required documents, to American Stock Transfer & Trust Company (the "Depositary") using the enclosed self-addressed, postage paid envelope, or follow the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their shares.

    Any Cidco stockholder who desires to tender Cidco shares and whose certificates representing such shares are not immediately available or who cannot comply with the procedure for book-entry transfers on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such shares pursuant to the guaranteed delivery procedures set forth in Section 3, "Procedures for Tendering Shares."

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent"), at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

October 31, 2001

SUMMARY TERM SHEET

    EarthLink Acquisition Sub, Inc. is offering to purchase all of the outstanding Common Stock for $0.36 per share in cash. The following are some of the questions you, as a stockholder of Cidco, may have, and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Cidco stock?

    Our name is EarthLink Acquisition Sub, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of the Common Stock. We are a wholly owned subsidiary of EarthLink, Inc. (the "Parent" or "EarthLink"), a Delaware corporation. EarthLink Acquisition Sub, Inc. is a newly formed corporation and has not conducted any business other than in connection with the offer and the merger agreement described below. The Parent is a leading Internet service provider, providing reliable nationwide Internet access and related value added services to its individual and business customers. See the "Introduction" to this Offer to Purchase and Section 9, "Certain Information Concerning Offeror and Parent."

What are the classes and amounts of Cidco securities sought in the offer?

    We are seeking to purchase all of the outstanding shares of Common Stock of Cidco. See the "Introduction" to this Offer to Purchase and Section 1, "Terms of the Offer; Expiration Date."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

    We are offering to pay $0.36 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

How will the offer affect my options to purchase Cidco stock?

    If you have vested options to purchase Common Stock, pursuant to the terms of this Offer to Purchase, you may exercise these vested options and tender the Common Stock you receive. If you do not exercise your options then, if the offer is closed and EarthLink Acquisition Sub, Inc. merges with and into Cidco, your options will be terminated and cancelled in full and will not be replaced, repurchased or subject to any compensation whatsoever. We understand that each outstanding option has a per share exercise price that is greater than $0.36 per share, which is the price we are offering to pay for each share of Common Stock. In view of the fact that you would spend more to exercise your shares than you would receive in the Offer, you should carefully consider whether it is advisable to exercise your Cidco options. See Section 13, "The Transaction Documents—The Merger Agreement—Stock Options and Warrants."

Do you have the financial resources to make payment?

    All of the funds that we will need to acquire all of the outstanding shares of Common Stock and pay related fees and expenses will be provided or cause to be provided on a timely basis from a capital contribution to us from EarthLink, Inc., our Parent. See Section 10, "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

    We do not believe that our financial condition is relevant to your decision to tender in the offer because the form of payment that you will receive consists solely of cash and our offer is not conditioned on our ability to obtain financing. If you tender into the offer and receive payment in full for your shares, you will have no continuing equity interest in Cidco. Additionally, we were formed solely for the purpose of acquiring shares of Common Stock and there is no relevant historical financial information available with respect to us. Furthermore, the Parent is a public reporting company under the Securities Exchange Act of 1934 that files reports electronically on EDGAR and maintains a significant cash or cash equivalent position relative to the amount of the aggregate value of the offer consideration for all Shares. See Section 9, "Certain Information Concerning Offeror and Parent," and Section 10, "Source and Amount of Funds."

    Tendering your shares in the offer will, if enough shares are tendered and the offer is completed, end your ownership interest in Cidco, including the chance to receive any possible future dividends or other payments in respect of the Common Stock. Therefore, the financial condition of Cidco may be relevant to your decision whether to tender your shares of Cidco in the offer.

How long do I have to decide whether to tender in the offer?

    Unless the offer is extended, you will have until 12:00 midnight, New York City time, on November 29, 2001, to tender your shares of Common Stock in the offer. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, "Terms of the Offer; Expiration Date" and Section 3, "Procedures for Tendering Shares."

Can the offer be extended and under what circumstances?

    Subject to the terms of the merger agreement and the requirements of applicable law, we can extend the offer at our discretion for up to an aggregate of three (3) additional ten (10) business day periods. See Section 1, "Terms of the Offer; Expiration Date."

Will there be a subsequent offering period?

    We do not currently intend to include a subsequent offering period for the offer, although we may ultimately decide to do so. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. See Section 1, "Terms of the Offer; Expiration Date—Subsequent Offering Period."

How will I be notified if the offer is extended or if there is a subsequent offering period?

    If we extend the offer or provide for a subsequent offering period, we will inform American Stock Transfer & Trust Company (the Depositary for the offer) and MacKenzie Partners, Inc. (Information Agent for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1, "Terms of the Offer; Expiration Date."

What are the most significant conditions to the offer?

    We are not obligated to purchase any shares that are validly tendered unless, among other things, the number of shares validly tendered and not properly withdrawn before the expiration of the offer represents greater than 50% of the shares of Common Stock outstanding as of the time of the expiration of the offer. We call this the "Minimum Condition." The offer is subject to other conditions, as well. See the "Introduction," Section 1, "Terms of the Offer; Expiration Date" and Section 15, "Certain Conditions to Offeror's Obligations."

How do I tender my shares?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal to Depositary not later than the time the offer expires. If your shares are held in "street name," the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days from the date of execution of the Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3, "Procedures for Tendering Shares."

Until what time may I withdraw previously tendered shares?

    You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by 12:00 midnight, New York City time, on November 29, 2001, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period, if one is included. See Section 1, "Terms of the Offer; Expiration Date," and Section 4, "Withdrawal Rights."

How do I withdraw previously tendered shares?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See Section 4, "Withdrawal Rights."

What does the Cidco board of directors think of the offer?

    We are making the offer pursuant to the merger agreement among us, Parent and Cidco. The Cidco board of directors unanimously approved the offer, the merger and the merger agreement. The Cidco board of directors has determined that the terms of the offer and the merger are fair to, advisable and in the best interests of, the Cidco stockholders and recommends that Cidco's stockholders accept the offer and approve the merger and the merger agreement. See the "Introduction" to this Offer to Purchase.

What agreements have been made with Cidco's directors, executive officers and stockholders?

    When we entered into the merger agreement with Cidco, we also entered into separate agreements with each of Cidco's directors and executive officers and an affiliate of a director in which these persons agreed, among other things, to (i) tender all of their shares of Common Stock in the offer to Offeror, and (ii) vote all of their shares of Common Stock in the manner directed by the Parent with respect to all matters related to the acquisition of Cidco by the Offeror. Those who have agreed to vote their shares in such a manner are Robert Lee, Paul G. Locklin, William A. Sole, Marv Tseu, Richard D. Kent, J&R Investment Management, Ernest K. Jacquet, and John Floisand. Mr. Jacquet subsequently resigned from the board of directors. See the "Introduction" to this Offer to Purchase and Section 13, "The Transaction Documents—Voting Agreements."

If the offer and merger are completed, will Cidco continue as a public company?

    No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, Cidco will no longer be publicly held or traded and will be privately owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the Common Stock may no longer be eligible to be traded on Nasdaq or any other securities exchange, there may not be a public trading market for the Common Stock, and Cidco may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7, "Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations."

Will the tender offer be followed by a merger if all Cidco shares are not tendered in the offer?

    The offer is the first step in our plan to acquire all of the Common Stock and for Cidco to then become a private company. If we accept for payment and pay for 90% of the Cidco outstanding shares, we expect to be merged with and into Cidco. In this case, the merger will not require Cidco stockholder approval. If, however, the number of Cidco shares validly tendered represents greater than 50% of all outstanding Cidco shares but less than 90% of all outstanding Cidco shares, we will purchase all of the validly tendered shares and will still attempt to merge with and into Cidco. In such a case, a vote of a majority of Cidco stockholders will be required to effect the merger and a longer period of time will be required to effect the merger. If less than a majority of the outstanding shares of Cidco stock are validly tendered, we will terminate the offer and not accept the shares for payment. If the merger takes place, EarthLink will directly own all Cidco shares. Except for those shares held by stockholders properly exercising dissenters' rights, all remaining shares of Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive $0.36 per share in cash. See the "Introduction" to this Offer to Purchase and Section 12, "Purpose of the Offer; the Merger; Plans for the Company."

If I decide not to tender, how will the offer affect my shares?

    If the merger described above takes place, stockholders (other than those properly exercising dissenters' rights) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place and you do not perfect your dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of Cidco shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Common Stock. Also, as described above, Cidco may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7, "Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations."

    There are no dissenter's rights in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have dissenter's rights (i.e., appraisal rights) under Delaware law. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

What is the market value of my shares as of a recent date?

    On October 17, 2001, the last full trading day before we announced the signing of the merger agreement, the last sale price of Common Stock reported on Nasdaq was $0.31 per share. On October 30, 2001, the last trading day before we commenced the tender offer, the closing price of the Common Stock reported on Nasdaq was $0.34. We encourage you to obtain a recent quotation for shares of Common Stock in deciding whether to tender your shares. See Section 6, "Price Range of Shares; Dividends on Shares."

What are certain United States federal income tax consequences of tendering shares?

    The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. If the shares tendered or exchanged are capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and will be subject to ordinary income tax rates if the shares were held for one year or less as of the date of sale or exchange. See Section 5, "Certain United States Federal Income Tax Consequences."

To whom may I speak if I have questions about the tender offer?

    You may call MacKenzie Partners, Inc. at 1-800-322-2885. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Cidco Incorporated:

INTRODUCTION

    EarthLink Acquisition Sub, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of EarthLink, Inc., a Delaware corporation (the "Parent"), hereby offers to purchase (the "Offer") all of the outstanding shares of common stock, $.01 par value per share (the "Common Stock") of Cidco Incorporated, a Delaware corporation (the "Company"), at a purchase price of $0.36 per Share (as defined below), net to the seller in cash, without interest thereon (such amount, or any greater amount per Share paid pursuant to the Offer shall be referred to as the "Offer Consideration") upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and any amendments or supplements hereto or thereto. See Section 3, "Procedures for Tendering Shares." Each share of Common Stock shall be referred to individually as a "Share" and collectively as the "Shares."

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 17, 2001, among the Parent, the Offeror and the Company, as amended by such parties pursuant to the First Amendment to Agreement and Plan of Merger dated as of October 29, 2001 (the "Merger Agreement"). See Section 13, "The Transaction Documents—The Merger Agreement" for information concerning the Merger Agreement. The Offeror is a corporation newly formed by the Parent to consummate the Offer and the other transactions contemplated by the Merger Agreement. For information concerning the Offeror and the Parent, see Section 9, "Certain Information Concerning Offeror and Parent."

    Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all fees and expenses of the Depositary and MacKenzie Partners, Inc. (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17, "Fees and Expenses."

    The Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger, has determined that the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, advisable, and in the best interest of the Company and its stockholders, and recommends acceptance of the Offer and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the stockholders of the Company.

    The Company has received the written opinion of TM Capital Corp., the Company's financial advisor, dated October 17, 2001, in a form and substance satisfactory to the Company, that the $0.36 per Share in cash to be received by stockholders of Shares pursuant to the Offer is fair to Cidco's stockholders from a financial point of view. A copy of that opinion is set forth in full as Annex B to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being mailed to the Company's stockholders, and stockholders are urged to read the opinion in its entirety.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that number of Shares which would represent greater than fifty percent (50%) of the Shares that are outstanding at the time of the Expiration Date (as hereinafter defined) (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions. See Section 15, "Certain Conditions to Offeror's Obligations."

    The Company has represented to the Parent and the Offeror that, as of October 17, 2001, there were 14,033,097 Shares issued and outstanding, no preferred shares outstanding, and options to purchase 2,347,394 Shares outstanding. All of these options have an exercise price of above $0.36 per Share and therefore none of those options are expected to be exercised. Under the Cidco Employee Stock Purchase Plan (the "ESPP"), up to 157,299 Shares are reserved and scheduled for purchase immediately prior to the close of the Offer. Under the Merger Agreement, Company has represented that it will cause the purchase period currently in progress under the ESPP to be shortened to a date which is prior to the acceptance for payment by Parent of Shares pursuant to the Offer and that the ESPP shall be terminated prior to the effectiveness of the Merger (the "Effective Time"). Based on the foregoing and assuming no options are exercised, the Offeror believes that approximately 7,095,199 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1, "Terms of the Offer; Expiration Date."

    The Merger Agreement provides, among other things, for the making of the Offer by the Offeror. At such time thereafter as the conditions of the Merger Agreement are satisfied, and as set forth in the Merger Agreement and in accordance with Delaware law, the merger of the Offeror with and into the Company (the "Merger"), will occur with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Merger Agreement is more fully described in Section 13, "The Transaction Documents; The Merger Agreement." The Merger is subject to a number of conditions. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company" and Section 13, "The Transaction Documents—The Merger Agreement." In the Merger, (i) each issued and outstanding Share (other than Shares owned by Company and Parent and other than Shares subject to dissenter's rights and applicable escheat and similar law) will be converted into the right to receive the Offer Consideration from the Offeror, (ii) each issued and outstanding share of common stock of the Offeror will be converted into one share of common stock of the Surviving Corporation, and (iii) the Surviving Corporation will become a wholly owned subsidiary of the Parent. The closing of the Merger will take place at such time and date to be specified by the parties (the "Closing Date") which shall be no later than the third business day after satisfaction or waiver of the Offer Conditions, unless another time or date is agreed to by the parties. As soon as practicable on the Closing Date, the parties shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware law.

    If prior to the Expiration Date (as defined below) less than a majority of the issued and outstanding Shares at the time of the Expiration Date have been tendered and not withdrawn, the Offeror shall have no obligation to accept any tendered Shares for purchase. If, however, the number of Shares validly tendered and not withdrawn at the Expiration Date represents greater than 50% and less than 90% of all outstanding Shares at the time of the Expiration Date, the Parent and the Company shall, subject to Article VI of the Merger Agreement, take all such actions as may be necessary or advisable to effectuate the Merger. In such a case, a vote of a majority of the Company's stockholders is required to effect the Merger under the Delaware General Corporate Law, as amended (the "DGCL") and a longer period of time will be required to effect the Merger. If the number of Shares validly tendered and not withdrawn at the Expiration Date represents at least 90% of all outstanding Shares at the time of the Expiration Date, the Offeror will be able to approve and effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the DGCL. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

    On October 17, 2001, the Parent entered into Agreements to Vote and Tender (each a "Voting Agreement") with each of Cidco's directors and executive officers and an affiliate of a director, whose names are as follows: Robert Lee, Paul G. Locklin, William A. Sole, Marv Tseu, Richard D. Kent, J&R Investment Management, Ernest K. Jacquet (who resigned subsequently as a director) and John Floisand (the "Company Stockholders"). Subject to the conditions set forth in the Voting Agreements, each Company Stockholder has, among other things, (i) agreed to tender all of such Company

Stockholder's Shares to Offeror in the Offer, (ii) vote such Company Stockholder's Shares in the manner directed by Parent with respect to any and all matters related to the acquisition of the Company by Parent, and against any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company or any other matters that would be inconsistent with the Merger, and (iii) granted a proxy to Parent with regard to such Company Stockholder's Shares. The aforementioned obligations in the Voting Agreements apply to each Company Stockholder's Shares owned as of October 17, 2001 or thereafter acquired prior to any termination of the Voting Agreement. (A copy of the form of the Voting Agreements is filed by the Offeror with the Securities and Exchange Commission (the "SEC") as an exhibit to its Tender Offer Statement on Schedule TO (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule TO")). As of October 17, 2001, the Company Stockholders beneficially owned approximately 12% of the issued and outstanding Common Stock.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase and in the attached annexes, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither the Parent nor the Offeror assumes any responsibility for (i) the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records, or (ii) for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information, but which are unknown to the Offeror. Similarly, the Company does not assume any responsibility for (i) the accuracy or completeness of the information concerning the Parent or the Offeror or any of their respective affiliates contained in this Offer to Purchase or the Schedule TO, or (ii) for any failure by the Parent or the Offeror or any of their respective affiliates to disclose events that may have occurred or may affect the significance or accuracy of any such information, but which are unknown to the Company.

    This Offer to Purchase and the related Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer. This Offer to Purchase involves risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Additional risks and uncertainties related to the Company are detailed in the Company's periodic filings with the SEC. See Section 8, "Certain Information Concerning the Company—Available Information."

1.  Terms of the Offer; Expiration Date.

    Upon the terms and subject to the conditions set forth in the Offer to Purchase (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4, "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on November 29, 2001, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror (other than any extension with respect to a Subsequent Offering Period, described below), shall expire.

    Satisfaction of Offer Conditions.  The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer is also subject to other terms and conditions. See Section 15, "Certain Conditions to Offeror's Obligations." As described in the Introduction to this Offer to Purchase, the Offeror believes the minimum number of Shares that must be tendered is approximately 7,095,199 (assuming no options are exercised). If the Minimum Condition or any of the other conditions to the Offer (collectively, the "Offer Conditions") have not been satisfied by 12:00 midnight, New York City time, on November 29, 2001 (or any other time then set as the Expiration Date), the Offeror may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the SEC and to the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of the Company), to waive all unsatisfied Offer Conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, amend the Offer, or (iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

    Extension of Offer.  Pursuant to the Merger Agreement, at the then-scheduled Expiration Date, and subject to applicable law and so long as the Merger Agreement is in effect and the Offer Conditions have not been satisfied or waived, the Offer may, at Parent's sole discretion, be extended for up to three periods of an additional ten (10) business days each ("Offer Period Extensions"). If the period during which the Offer is open is extended, the Offeror shall give oral or written notice of such extension to the Information Agent and the Depositary and make a public announcement of such extension. There can be no assurance that the Offer will be extended.

    Subsequent Offering Period.  Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits the Offeror, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). We do not currently intend to include a Subsequent Offering Period for the Offer, although we may ultimately decide to do so. A Subsequent Offering Period is an additional period of time from three (3) business days to twenty (20) business days in length, beginning after the Offeror purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Consideration. During a Subsequent Offering Period, the Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and, further, no withdrawal rights apply with respect to Shares tendered in the Offer and accepted for payment.

    Modification of Offer; Waiver of Offer Conditions.  In the Merger Agreement, the Offeror and the Parent have expressly reserved the right to waive, in whole or in part, any condition of the Offer from time to time in their sole discretion, except as otherwise provided in the Merger Agreement. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties of any party contained therein or in any document delivered pursuant thereto or (c) waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement provided; however, that after the Company's stockholders approve the Merger, there may not be, without further approval of such stockholders, any extension or waiver of the Merger Agreement or any portion thereof, which reduces the amount or changes the form of the consideration to be delivered to the holders of Shares hereunder other than as contemplated by the Merger Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    Delay or Termination of Offer.  Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all the Offer Conditions as of any then-scheduled Expiration Date, the Offeror shall accept for payment and pay for all Shares validly tendered and not withdrawn as soon as practicable after it is permitted to do so under applicable law. Other than as required by the Merger Agreement, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to (a) delay acceptance for payment of any Shares (or delay payment for any shares, regardless of whether such Shares were theretofore accepted for payment pending the receipt of required governmental consents), or (b) subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not already accepted for payment or paid for, upon the failure of any of the Offer Conditions, by giving oral or written notice of such delay or termination to the Depositary. The Offeror's right to delay payment for any Shares or not to pay for any Shares already accepted for payment or paid for is subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act. See Section 2, "Acceptance for Payment and Payment for Shares."

    Public Announcements.  Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, or waiver of an Offer Condition, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14d-4(d) under the Exchange Act.

    Material Changes.  If the Offeror makes a material change in the terms of the Offer, or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, in the percentage of securities sought or in a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price, in the percentage of securities sought or in a dealer's soliciting fee, a minimum ten (10) business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    Disseminations to Stockholders.  In connection with the Offer, the Company is required to promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. The Company agreed to distribute the applicable Offer documents (at the same time that such are distributed to Cidco's stockholders) to holders of its options who are not also stockholders.

    Business Day.  For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.  Acceptance for Payment and Payment for Shares.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or earlier waiver of all of the Offer Conditions, the Offeror will purchase, by accepting for payment and paying for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn after the Expiration Date). See Section 15, "Certain Conditions to Offeror's Obligations." Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering stockholders. As discussed below, subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law.

    For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as of and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Offeror's obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 3, "Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

    If, for any reason whatsoever (including the extension of the Offer), acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4, "Withdrawal Rights." However, the ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer without affecting the Offeror's right to pay for Shares tendered during any Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Merger Agreement. Subject to compliance with Rule 14d-11 under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15, "Certain Conditions to Offeror's Obligations." Under no circumstances will interest be paid on the purchase price of Shares to be paid by the Offeror, regardless of any extension of the Offer or any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender or for any other reason, or if certificates are submitted evidencing more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer, to DTC pursuant to the provisions of Section 3, "Procedures for Tendering Shares," such Shares will be credited to an account maintained within DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, the Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.  Procedures for Tendering Shares.

    Valid Tenders.  For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfers set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted.

    The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder, and Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Shares may be effected through book-entry at DTC, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry transfer, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

    Signature Guarantee.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless Shares tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    If a certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or a certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate, with the signature(s) on such certificate or stock powers guaranteed as described above.

    Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfers cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

  (i)
  the tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii)
  the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for Shares (or a Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer of Shares), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery. Under no circumstances will interest be paid on the purchase price of Shares to be paid by the Offeror.

    Backup Federal Income Tax Withholding and Substitute Form W-9.  Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 30.5% of the amount of any payments of cash made pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a substitute form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30.5%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign either a Form W-8, Certificate of Foreign Status, a Form W-88EN, a Form W-8ECI, a Form W-8EXP or a Form W-8IMY (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal for a discussion of certain United States federal income tax considerations.

    Determinations of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares (i) that are determined by it not to be in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of the Offeror or its counsel, be unlawful. The Offeror also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (other than as prohibited by the Merger Agreement, as described in Section 1, "Terms of the Offer; Expiration Date") or any defect or irregularity in the tender of any Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Offeror. None of the Offeror, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

    Appointment.  By executing the Letter of Transmittal as set forth above, a tendering stockholder will irrevocably appoint designees of the Offeror as the attorneys-in-fact and proxies of such stockholder in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date that the Offer is commenced or the date on which the Letter of Transmittal is executed), including, without limitation, the right to vote such Shares in the manner as such designees or their substitutes shall, in their sole discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts Shares for payment. Upon the acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of the Offeror will, with respect to Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Offeror or its designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of stockholders then or thereafter scheduled.

    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.  Withdrawal Rights.

    Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after December 29, 2001, or such later time as may apply if the Offer is extended.

    For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name, address and social security number or taxpayer identification number of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," such Shares may only be withdrawn by means of the withdrawal procedures made available by DTC and any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered again following one of the procedures described in Section 3, "Procedures for Tendering Shares," at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

    Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

    If the Offeror extends the Offer, or if purchase of or payment for Shares is delayed for any reason, or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer, and subject to the Offeror's obligations under the Merger Agreement. See Section 2, "Acceptance for Payment and Payment for Shares."

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain United States Federal Income Tax Consequences.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who received Shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

    The federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), Shares were held for more than one year. In the case of an individual, net long-term capital gain generally is subject to tax at a maximum rate of 20% and net capital losses may be subject to limits on deductibility.

    A holder that tenders Shares pursuant to the Offer or the Merger may be subject to "backup withholding" at a 30.5% rate. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other TIN (b) furnishes an incorrect TIN, or (c) fails to certify, under penalties of perjury, that such TIN is correct and that such holder is not subject to backup withholding; or unless an exemption applies. See Section 3 "Procedures for Tendering Shares—Backup Federal Income Tax Withholding and Substitute Form 9" and Instruction 8 in the Letter of Transmittal.

6.  Price Range of Shares; Dividends on Shares.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended (the "Company 10-K"), the Shares trade on Nasdaq under the symbol "CDCO."

    According to the Company's public filings, the Company has not paid regular cash dividends in the last two fiscal years and intends to retain earnings for the growth and expansion of its business and not to declare or pay any cash dividends. Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of the Parent, it will not authorize, declare or pay any dividend or any other distribution of any type with respect to its outstanding shares.

    The following table sets forth the high and low sales prices per Share on Nasdaq for each quarter during the past two years, as reported in published financial sources.

	High	Low
Fiscal Year Ended December 31, 2001:
First Quarter (ended March 31, 2001)	$2.34	$0.81
Second Quarter (ended June 30, 2001)	1.20	0.33
Third Quarter (ended September 30, 2001)	0.58	0.21
Fiscal Year Ended December 31, 2000:
First Quarter (ended March 31, 2000)	8.00	4.00
Second Quarter (ended June 30, 2000)	5.88	2.75
Third Quarter (ended September 31, 2000)	4.63	2.69
Fourth Quarter (ended December 31, 2000)	3.38	1.16
Fiscal Year Ended December 31, 1999:
Fourth Quarter (ended December 31, 1999)	14.25	3.88

    The closing sale price per Share on Nasdaq on October 17, 2001, the last full day of trading prior to the public announcement of the Offeror's intention to make the Offer, was $0.31. The closing sale price per Share on Nasdaq on October 30, 2001, the last full day of trading prior to the commencement of the Offer, was $0.34. Stockholders are urged to obtain current market quotations for Shares and to review all information received by them from the Company, including the materials referred to in Section 8, "Certain Information Concerning the Company."

7.  Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations.

    Market for the Shares.  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than the Offeror. The Parent and the Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial affect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Consideration.

    Nasdaq Listing; SEC Registration.  The Shares are authorized for quotation on Nasdaq. According to the published guidelines of Nasdaq for continued listing, the Shares may no longer be eligible for quotation on Nasdaq if, among other things, either (i) the number of the Shares publicly held were less than 750,000, there were fewer than 400 stockholders of round lots, the market value of publicly held Shares was less than $5 million, stockholders' equity was less than $10 million, the minimum bid price per share was less than $1, there were fewer than two registered and active market makers, and either (x) the stockholders' equity was less than $2.5 million, (y) the market capitalization was less than $35 million, or (z) the net income was less than $500,000 (excluding extraordinary or non-recurring items) in the most recently completed fiscal year or in two of the last three most recently completed fiscal years; or (ii) the number of Shares publicly held were less than 1.1 million, there were fewer than 400 stockholders of round lots, the market value of publicly held Shares was less than $15 million, the minimum bid price per share was less than $3, there were fewer than four registered and active market makers, and either (x) the Company's market capitalization was less than $50 million, or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years were less than $50 million. The Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of all Shares are not considered as being publicly held. In a press release dated September 27, 2001, the Nasdaq announced that it was implementing an across the board moratorium on the minimum bid and public float requirements for continued listing on the Nasdaq until January 2, 2002.

    If the Shares were to cease to be quoted on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would then be traded or quoted on other securities exchanges (with trades published by such exchanges), such as the OTC Bulletin Board service. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act and other factors.

    The Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Stock is held of record by less than 300 persons. If such registration were terminated, the Company would no longer be legally required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of Section 16(b) of the Exchange Act, the proxy statement requirements of Section 14(a) of the Exchange Act in connection with stockholders' meetings or the requirements of Rule 13e-3 under the Exchange Act with respect to "going private transactions;" and the Common Stock would no longer be eligible for Nasdaq reporting. Furthermore, if such registration was terminated, persons holding "restricted securities" of the Company could be deprived of their ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

    Although not required by the Merger Agreement, the Offeror intends to cause the Company to seek delisting of the Common Stock from Nasdaq following the Effective Time and to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

    Margin Regulations.  The Shares currently qualify as "margin securities" as defined by the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), at 12 C.F.R. § 220.2, which status has the effect, among other things, of allowing brokers to extend credit on collateral of Shares. Depending on factors similar to those above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  Certain Information Concerning the Company.

    Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. Neither the Parent nor the Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither the Parent nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent and the Offeror.

    The Company is a Delaware corporation with its principal executive offices located at 220 Cochrane Circle, Morgan Hill, California 95037, telephone number (408) 779-1162. According to the

Company 10-K, the Company is a leader in the delivery of affordable and intuitive personal Internet communications products and services for a mass audience, enabling end users to communicate simply and easily over the Internet. The Company offers Internet based e-mail and content through devices specifically designed for easy, simple to use Internet access.

    Certain Company Projections.  The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with the Parent's review of the transactions contemplated by the Merger Agreement, the Company provided the Parent and Offeror with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of net revenue, net income, cumulative net subscriber base and gross activations for the Company for the years 2001 through 2004, including both a base case (which was an updated version of the Company's business plan published in its Form 8-K on February 13, 2001 to permit the Company to explore financing alternatives with third parties) and a case where the Company had received sufficient funding so that the Company had no significant restrictions on working capital from the second half of 2001 forward. Set forth below is a summary of such projections. These projections were prepared by the Company's management to reflect the anticipated operation of the Company on a stand-alone basis and do not give effect to the Offer, the Merger or any changes that may result due to the future operation of the Company as a subsidiary of Parent following completion of the Merger, nor should such projections be considered in evaluating the future performance of Parent and the Company on a consolidated basis. These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described below.

Base Case

	FY 2001	FY 2002	FY 2003	FY 2004
Gross Activations	139.9	186.0	223.2	267.8
Cumulative Net Subscriber Base	171.5	283.8	394.1	509.9
Net Revenue	$25,053.5	$58,064.6	$69,888.1	$91,199.8
Net Income before Taxes	$(23,192.3)	$2,454.6	$10,371.3	$19,277.6

Funded Case

	FY 2001	FY 2002	FY 2003	FY 2004
Gross Activations	217.0	307.0	374.0	449.0
Cumulative Net Subscriber Base	237.3	435.9	635.5	839.1
Net Revenue	$38,192.0	$84,880.0	$132,029.4	$179,107.3
Net Income before Taxes	$(29,950.8)	$418.5	$24,902.2	$47,070.1

    The Company has advised Parent and the Offeror that these projections were not prepared with a view to public disclosure or in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. However, this information was provided to Parent and the Offeror under a confidentiality agreement in connection with Parent's evaluation of a business combination transaction. These summary projections have been included in this Offer to Purchase solely because they were made available to Parent, the Offeror and their advisors in connection with their consideration of the Offer and are presented for the limited purpose of giving the Company's stockholders access to the financial projections made available to Parent and the Offeror. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. The Company has advised Parent and the Offeror that the projections provided to Parent and the Offeror are, in general, prepared solely for internal use, for budgeting and other management decisions and are inherently uncertain and subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous estimates and assumptions (not all of which were provided to Parent and the Offeror), all made by the Company's management, with respect to product and service mix, retailer margins and discounts, level of retailer circular advertising and Company promotional programs, estimated returns and renewals, product and service costs and pricing, industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, and many of which are beyond the Company's control. In particular, the projections assume the availability of working capital. The Company advised Parent and the Offeror that achievement of the projections on either the base case or the funded case would require major investments in advertising, marketing and promotion, that the Company's available financial resources are insufficient to fund these expenditures, and that in the absence of funding the projections could not be achieved. The Company has advised Parent and the Offeror that if the Company does not receive a capital infusion, its cash will be exhausted during the first quarter of 2002 based on its current operating plan.

    Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is quite likely that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Offeror, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    Available Information.  The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements, and other information should be available for inspection at the SEC's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the SEC's customary charges by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.  Certain Information Concerning Offeror and Parent.

    Information Concerning Offeror.  The Offeror, a Delaware corporation, was recently incorporated for the purpose of making the Offer and consummating the Merger. All of the outstanding capital stock of the Offeror is owned by the Parent. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since the Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. The Offeror is not subject to the informational filing requirements of the Exchange Act.

    The principal executive offices of the Offeror are located at 1375 Peachtree Street, NW, Atlanta, Georgia 30309, telephone number (404) 815-0770. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of the Offeror are set forth in Annex I to this Offer to Purchase.

    Information Concerning Parent.  The principal executive offices of the Parent are located at 1375 Peachtree Street, NW, Atlanta, Georgia 30309, telephone number (404) 815-0770. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of the Parent are set forth in Annex I to this Offer to Purchase. The Parent is a leading Internet service provider ("ISP"), providing reliable nationwide Internet access and related value-added services to its individual and business customers. The Parent was formed in February 2000 as a result of the merger of EarthLink Network, Inc. ("EarthLink Network"), and MindSpring Enterprises, Inc. The word "Network" was dropped from the name of the combined company to differentiate it from the former EarthLink Network. By combining the two companies, the Parent formed one of the largest ISPs in the United States. The Parent's objective is to provide directly to consumers the highest quality access to the real Internet and related Internet-based services. The Parent is focused on improving profitability by capitalizing on the continuing decline in telecommunications costs, the decline in the number of calls to the Parent's call centers due to the quality of its software and reliability of its services, benefits of scale, and streamlining of its internal processes and operations. The Parent's customer base grew from approximately 3.1 million paying customers on December 31, 1999 to approximately 4.7 million paying customers on December 31, 2000.

    Except as set forth in this Offer to Purchase:

  •
  Neither the Parent nor the Offeror nor, to the best knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company except for 1,774,253 Shares which may be deemed beneficially owned by the Offeror by virtue of the Voting Agreements and, the Parent's option to purchase 19.9% of the outstanding Common Stock pursuant to a Stock Option Agreement between the Parent and the Company executed on even date with the Merger Agreement;

  •
  Neither the Parent nor the Offeror nor, to the best knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, has effected any transaction in Shares or any other equity securities of the Company during the past 60 days;

  •
  there have never been any transactions which would be required to be disclosed under the rules and regulations of the SEC between any of the Parent, the Offeror or any of their respective subsidiaries, or, to the best knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and

  •
  there have never been any negotiations, transactions or material contacts between any of the Parent, the Offeror or any of their respective subsidiaries or, to the best knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company.

    Neither the Parent nor the Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11, "Background of the Offer." Each of the Parent and the Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

    Available Information.  The Parent is a public company subject to the informational filing requirements of the Exchange Act. Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, filed with the SEC a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information is also available by accessing the SEC's website on the Internet at http://www.sec.gov.

    Ownership Interest in the Company.  Pursuant to the Voting Agreements, the Parent may be deemed to beneficially own 1,774,253 Shares constituting beneficial ownership of approximately 12% of the issued and outstanding shares of Common Stock of the Company as of October 17, 2001. All of such 1,774,253 shares are directly owned beneficially or of record by the Company Shareholders. See the "Introduction" to this Offer to Purchase and Section 13, "The Transaction Documents—Voting Agreements." The Parent expressly disclaims beneficial ownership of such Shares.

    In addition, the Parent may be deemed to beneficially own 2,792,586 Shares. Under the Stock Option Agreement, the Company granted the Parent an option to purchase up to 19.9% of the Company's issued and outstanding Shares, without giving effect to any shares subject to or issued pursuant to the option. The option is subject to certain terms and conditions which are more fully described in Section 13, "The Transaction Documents—The Stock Option Agreement."

10.  Source and Amount of Funds.

    The Offeror expects the amount of funds required by the Offeror to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses to be collectively approximately $5 million plus related fees and expenses. The Offeror currently intends to obtain all such funds from a capital contribution from the Parent and the Parent currently intends to provide such funds to the Offeror. The source of funds for the Offer will come from the Parent's cash or cash equivalent holdings. The Parent's cash and cash equivalent positions set forth in the balance sheet of its most recently filed 10-Q for the period ended June 30, 2001 are $600,526,000. Neither the Offeror nor the Parent will borrow funds in connection with this Offer and there are no material conditions related to the financing of the Offer.

11.  Background of the Offer.

    EarthLink's EarthLink Everywhere organization seeks to extend the EarthLink experience beyond the personal computer to include Internet devices and appliances. Toward this end, EarthLink has been open to investment and acquisition opportunities in these areas.

    On March 19, 2001, Lance Weatherby, Executive Vice President of EarthLink and head of EarthLink Everywhere, was contacted by Robert Wonsetler, Cidco's Vice President of Strategic Development, to propose a meeting to determine if any strategic opportunities between the two companies existed. Mr. Weatherby and Mr. Wonsetler agreed to arrange a late March conference call to further discuss mutual opportunities and for Mr. Wonsetler to provide an oral overview of Cidco's business.

    On March 21, 2001, Mr. Wonsetler and Mr. Weatherby, along with Don Norris and Joanna Harkins of EarthLink's Channel Sales organization, had a conference call to determine if any strategic opportunities existed between the two companies. The participants determined that opportunities might exist and to further continue discussions.

    On March 23, 2001, Mr. Wonsetler sent to Cliff Bryant, EarthLink's Director of Subscriber Acquisitions, information relating to Cidco's subscriber base.

    On April 16, 2001, Mr. Wonsetler and Brent Cobb, Vice President, Strategy and Development of EarthLink, discussed strategic business alternatives and Mr. Cobb requested additional information regarding Cidco. As a followup, Mr. Wonsetler provided Mr. Cobb a written overview of Cidco's business, which had been filed with the SEC on Form 8-K on February 13, 2001.

    On April 24, 2001, the parties executed a non-disclosure agreement. Subsequently, Mr. Cobb sent a due diligence checklist to Mr. Wonsetler. In response, Mr. Wonsetler provided Mr. Cobb additional information regarding Cidco, including Cidco financial data.

    On May 15, 2001, Mr. Wonsetler sent Mr. Cobb a copy of a presentation regarding Cidco's business plan and a memorandum prepared by TM Capital Corp. reviewing Cidco's business. Mr. Wonsetler then contacted Mr. Cobb weekly as EarthLink representatives evaluated the business opportunity.

    On May 21, 2001, Mr. Wonsetler and Mr. Cobb discussed their respective companies' long-term business strategies to determine if a mutual relationship or other arrangement was attractive. The two agreed that potential existed for a mutual arrangement but that additional time and due diligence were required to formulate a detailed plan of action and arrangement structure.

    On July 9, 2001, Mr. Cobb requested that Cidco submit an initial proposal for a strategic investment by EarthLink in Cidco.

    On July 11, 2001, Mr. Cobb met with Paul Locklin, Chairman, President and Chief Executive Officer of Cidco, Rick Kent, Chief Financial Officer of Cidco, and Bill Sole, Executive Vice President, Worldwide Sales and Marketing of Cidco, in San Francisco to discuss strategic alternatives, including a potential strategic investment by EarthLink.

    On July 13, 2001, Mr. Kent and Mr. Cobb discussed financial and operational highlights of Cidco's business.

    On July 16, 2001, Cidco provided Mr. Cobb an initial proposal for strategic investment by EarthLink in Cidco.

    On August 1, 2001, Messrs. Wonsetler, Kent and Sole, initiated a telephone conference call with Mr. Cobb and John Kortier, Vice President of Channel Sales for EarthLink. The parties discussed possible synergies in retail sales and marketing.

    On August 7 and 8, 2001, Mr. Cobb met with Messrs. Locklin, Kent, Sole and Wonsetler at Cidco's headquarters in Morgan Hill, California, to discuss Cidco's business and possible deal structures.

    On August 17, 2001, Garry Betty, Chief Executive Officer of EarthLink, Michael McQuary, President of EarthLink, Lee Adrean, Chief Financial Officer of EarthLink, Mr. Weatherby, Mr. Cobb, and William Tolpegin, Director of Equity Investments at EarthLink, met to discuss the Cidco opportunity.

    Between August 17, 2001 and October 12, 2001, the executive management of EarthLink held periodic and informal internal discussions regarding the possibility of EarthLink's acquisition of Cidco.

    On August 22, 2001, Messrs. Cobb and Weatherby, Linda Beck, Executive Vice President, Operations of EarthLink, and William Heys, Executive Vice President, Sales, of EarthLink met with Messrs. Locklin, Kent, Sole and Wonsetler and David L'Heureux, Vice President, Product Development of Cidco, to discuss Cidco's business, operations and due diligence issues.

    On August 23, 2001, Mr. Kent met with Mr. Tolpegin regarding Cidco's financial information.

    On August 29, 2001, Messrs. Betty, McQuary, Adrean, Heys, Weatherby, Cobb, and Tolpegin met to address the Cidco opportunity. Subsequently, Mr. Cobb telephoned Mr. Wonsetler to advise that EarthLink would be presenting a draft term sheet for an acquisition of Cidco.

    On September 4, 2001, EarthLink proposed a revised non-disclosure agreement to include a no shop covenant, and presented a draft term sheet for the acquisition of Cidco in a cash merger. On September 5, 2001, representatives of EarthLink, Cidco and TM Capital had a telephone conversation to review and discuss the term sheet. The parties executed the revised non-disclosure agreement on September 6, 2001.

    On September 10, 2001, EarthLink representatives, including external audit resources, commenced a due diligence review of Cidco. Throughout the rest of September and into mid-October 2001, EarthLink engaged in a due diligence review and analysis of Cidco, including its operations, financial matters, employees, technology, equipment, infrastructure, intellectual property, contracts and agreements, marketing, subscriber data, organizational and corporate structure and related areas.

    On September 12, 2001, a term sheet for the acquisition providing for a cash tender offer and follow-on merger was finalized and agreed between representatives of Cidco and EarthLink.

    On September 24, 2001, EarthLink provided Cidco with the initial draft of the Merger Agreement. Management and legal counsel of both companies proceeded to negotiate and draft the acquisition agreement and related documents through October 17, 2001.

    On October 8, 2001, EarthLink's executive management team met to discuss the Cidco opportunity. EarthLink management reviewed the due diligence findings in detail.

    On October 9, 2001, Mr. Cobb met with Cidco's executive management team at Cidco's Morgan Hill headquarters to discuss various business issues relating to the acquisition. At that meeting, Mr. Cobb proposed changes to the acquisition terms, including a downward adjustment in the price to $0.30 per share. Discussions continued on October 10, 2001 regarding the revised business terms proposed by EarthLink.

    Between October 10 and October 16, 2001, the companies further discussed Cidco's need for interim financing. The companies' management determined that it would be beneficial for EarthLink to extend a credit facility of up to $5 million to Cidco, available if and when the companies executed a definitive agreement and plan of merger for EarthLink's acquisition of Cidco.

    On October 16, 2001, EarthLink's Board of Directors met to discuss the Cidco opportunity. The Board of Directors approved the Merger Agreement and the credit facility.

    On October 17, 2001, representatives of Cidco and EarthLink and their respective legal counsel finalized the Merger Agreement, the credit facility agreement, and the related ancillary agreements consistent with the terms approved by EarthLink's Board of Directors. All documents were then executed by EarthLink, Cidco, and EarthLink Acquisition Sub, Inc., a specially formed acquisition subsidiary of, and wholly owned by, EarthLink. The parties then issued press releases announcing the transaction and related arrangements.

12.  Purpose of the Offer; The Merger; Plans for the Company.

    Purpose.  The purpose of the Offer and the Merger is for the Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement. If the Offer is successful, the Parent and the Offeror intend to consummate the Merger as promptly as practicable. There can be no assurance that the Merger will take place because the Merger is subject to certain conditions, some of which are beyond the control of either the Parent or the Company.

    Approval.  Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, but if the Minimum Condition is satisfied and greater than 50% but less than 90% of the issued and outstanding Shares are acquired at the time the Offer is terminated, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of Shares. If the Minimum Condition is satisfied and the Offeror acquires at least 90% of the issued and outstanding Shares at the time the Offer is terminated, the Offeror will purchase all Shares tendered and not withdrawn on the Expiration Date and the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders. Regarding any approvals necessary under the laws of other states, see Section 16, "Certain Regulatory and Legal Matters; State Takeover Laws."

    Stockholder Meetings.  In the Merger Agreement, upon acceptance for payment of Shares tendered pursuant to the Offer (together with any applicable Offer Period Extensions), if the number of Shares purchased in the Offer equals at least 90% of the issued and outstanding Shares, the parties shall cause the Merger to occur promptly as set forth in the Merger Agreement and pursuant to Delaware law without stockholder approval (a "Short-Form Merger"). If the number of Shares so purchased is greater than 50% but less than 90% of the issued and outstanding Shares at the time that the Offer is terminated, the Parent and the Company shall, subject to Article VI of the Merger Agreement, take all such actions as may be necessary or advisable to cause the Offeror to be merged with and into the Company in accordance with the terms of the Merger Agreement and the DGCL, including without limitation, convening a special stockholders' meeting and soliciting proxies therefor (all in compliance with applicable federal securities laws) to secure the Company stockholder approval for such a Merger (the "Long-Form Merger"), and the Company also agrees that its Board of Directors will vote in favor of the Long-Form Merger and recommend it to the stockholders of the Company. Those Company insiders who have signed the Voting Agreements, have also agreed to vote in favor of the Long-Form Merger.

    The obligations of the Board of Directors of the Company set forth above with respect to approving and recommending the transactions contemplated in the Merger Agreement to the stockholders of the Company is subject to the Company's rights described in Section 13, "The Transaction Documents—The Merger Agreement—Nonsolicitation Obligations and Exceptions," provided, that the obligations of the members of the Company's Board of Directors with respect to tendering their shares in the Offering and voting their Shares in a Short-Form Merger or Long-Form Merger, as set forth in their respective Voting Agreements, shall survive, be separate from and not affected by any actions or vote of the Company's Board of Directors.

    Board Representation.  For a description of the Offeror's rights under the Merger Agreement to designate directors of the Company, see Section 13, "The Transaction Documents—The Merger Agreement—Board of Directors." The Merger Agreement provides that the directors of the Offeror immediately prior to the consummation of the Merger shall be the directors of the Surviving Corporation after the Merger.

    Appraisal Rights.  No dissenters' or appraisal rights are available in connection with the Offer. See also Section 13, "The Transaction Documents—The Merger Agreement—Dissenting Shares." However, under Delaware law, if the Merger is consummated, stockholders of the Company at the time of

Merger who do not vote in favor of the Merger, or consent to the Merger in writing pursuant to Section 228 of the DGCL, and comply with all statutory requirements will have the right to demand an appraisal of the fair value of their Shares.

    THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 et seq. of the DGCL which is set forth in Annex II to this Offer to Purchase.

    Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    Plans for the Company.  The Offeror expects that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. During an integration period following the Merger, the Offeror intends to cause the Company's operations to continue to be run and managed by, among others, the Company's existing executive officers. The Offeror will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. The Offeror intends to seek additional information about the Company during this period. Thereafter, the Offeror intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management. The Offer and the Merger are being undertaken at this time for the reasons set forth in Section 11, "Background of the Offer."

    Extraordinary Corporate Transactions.  Except as indicated in this Offer to Purchase, neither the Parent nor the Offeror has any present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization, of the Company, (iv) any change in the Company's present management, (v) any other material changes in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act.

    However, under the Merger Agreement, upon Parent's acceptance of at least a majority of the issued and outstanding Shares pursuant to the Offer, Parent will be entitled to designate a certain number of members of the Company's Board of Directors. See Section 13, "The Transaction Documents—The Merger Agreement—Board of Directors." Parent has not determined who will be Parent's designees. However, Parent's designees will be selected from among the following persons: Charles G. ("Garry") Betty, Michael S. McQuary, Lee Adrean, Lance Weatherby and Samuel R. DeSimone, Jr. Since each of these individuals is a director or officer of Parent, Annex I contains certain information with respect to each such person. Each of the persons has consented to serve as a director of the Company if appointed or elected. None of such persons currently is a director of, or holds any positions with, the Company. None of the aforementioned persons or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC other than with respect to transactions between Parent, Offeror and the Company that have been described in the Schedule TO. None of the persons is an adverse party to the Company in any legal proceedings or has a material interest in any such proceeding.

13.  The Transaction Documents.

The Confidentiality Agreement

    To facilitate the exchange of confidential information as part of due diligence in connection with the proposed acquisition, the Parent and the Company entered into a Mutual Non-Disclosure and Non-Solicitation Agreement, as amended on September 6, 2001 (the "Confidentiality Agreement"). The Confidentiality Agreement, in part, addresses the treatment of information exchanged between the parties in connection with discussions regarding a potential transaction (the "Transaction"). The Confidentiality Agreement provides that all Evaluation Material, as defined in the Confidentiality Agreement, shall be (i) used solely for the purpose of evaluating and considering the Transaction, (ii) kept confidential by the receiving party, and (iii) provided by the receiving party only to its representatives to whom disclosure is required to facilitate the receiving party's evaluation of a Transaction. The Parent and Company are generally prohibited from disclosing the discussions or negotiations between the parties regarding a Transaction, the existence of the Confidentiality Agreement or any of the terms, facts or conditions with respect to a Transaction. The Confidentiality Agreement also contains customary provisions regarding compulsory disclosure of Evaluation Material, the independent development or acquisition of products without the use of the other party's Evaluation Materials, the return and destruction of any Evaluation Material and remedies for breach of the Confidentiality Agreement.

    The Confidentiality Agreement requires that for a period of one year subsequent to the termination of discussions regarding the Transaction, neither Company nor Parent shall solicit for hire any person currently employed by the other party or any of its subsidiaries with whom the hiring party first has contact (or becomes known to the hiring party) in the course of the party's discussions or due diligence regarding a Transaction. There are exceptions to the aforementioned employee non-solicitation requirement related to an employee who (a) directly contacts the hiring party, (b) responds to a mass media solicitation from the hiring party, or (c) is identified by a third party executive search firm.

    Due to the expenses incurred by Parent in performing due diligence, the Company agreed to terminate any negotiations with respect to any proposals for any business combination, tender offer or acquisition by a third party of all or any portion of the Company's stock or assets (a "Third-Party Offer"). Further, the Company also agreed that during a Restricted Period, as defined in the Confidentiality Agreement, the Company will not solicit or encourage any inquiries or proposals for any Third-Party Offer, or engage in any discussions or negotiations or cooperate with any person in connection with a Third- Party Offer. Upon the Company's receipt of any Third Party Offer or related inquiry, the Company agreed to inform the Parent of such. Notwithstanding the above, nothing in the Confidentiality Agreement prohibits the Company's Board of Directors from complying with the mandatory disclosure requirements of Rules 14d-9 and 14e-2 promulgated under the Exchange Act and the rules and regulations promulgated thereunder with regard to an unsolicited Third-Party Offer, pursuant to advice of outside legal counsel, provided that any recommendation by the Company's Board of Directors other than to recommend rejection of such offer shall be considered a breach of the aforementioned standstill requirements. In the event that the Company violates such standstill requirements during the Restricted Period, the Company also agreed to pay Parent $100,000 plus the out-of-pocket expenses of the Parent incurred in connection with the proposed Transaction.

    The Confidentiality Agreement does not obligate Parent or Company to consummate a Transaction or to enter into a definitive agreement with respect to a Transaction. Furthermore, Parent and Company reserved the right to provide or not provide Evaluation Material to each other.

The Advance Agreement

    On October 17, 2001, in connection with the execution of the Merger Agreement, and as a condition and inducement to the Company's willingness to enter into the Merger Agreement, the Parent and the Company entered into an Advance Agreement (the "Advance Agreement") which provides for a secured loan of up to $5,000,000.00 from the Parent to the Company, subject to the terms and conditions set forth therein.

    Under the terms of the Advance Agreement, the Parent may, but is not obligated to, make any advances, but may make advances in its sole discretion upon proper request by the Company. Outstanding loan amounts shall bear interest annually at a rate equal to the prime rate announced by Bank of America, plus 1% (but plus 3% if the Company is in default under the terms of the Advance Agreement). The Company may use the advanced funds as permitted by the Parent, and unless otherwise specified by the Parent, the Company may use such funds for working capital purposes only consistent with the past practices of the Company. To the extent of the total amount loaned under the Advance Agreement, the Parent will have a first priority security interest in the assets of the Company.

    If the Merger Agreement is terminated prior to the consummation of the Merger for any reason, the first $1.8 million of the amount loaned to the Company, or the full amount if less than $1.8 million, together with accrued and unpaid interest, will be due on the 90th day following such termination date. All amounts borrowed in excess of $1.8 million, if any, together with accrued and unpaid interest, shall be payable in monthly installments equal to 25% of the Company's gross revenues in the previous month generated by and otherwise attributable to those Company customers who become customers during the fourth quarter of 2001 and the first quarter of 2002, with any unpaid balance fully payable on the second anniversary of the termination of the Merger Agreement.

    Advances under the Advance Agreement are secured by a security interest in substantially all of Company's assets as set forth in that certain Security Agreement (the "Security Agreement") and by a Deed of Trust on a parcel of property owned by Company (the Deed of Trust and the Security Agreement shall be collectively referred to as the "Deed of Trust" and the Advance Agreement, the Security Agreement and the Deed of Trust shall be collectively referred to as the "Loan Agreements").

    The Deed of Trust was entered into by the Parent, the Company and Fidelity National Title Company (the "Trustee"). The Company granted to the Trustee, in trust, the power of sale and right of entry and possession in the Trust Property, as defined in the Deed of Trust, subject to permitted exceptions. The Company also granted Parent a security interest in all Goods and Intangibles, as those terms are defined in the Deed of Trust, in which a security interest may be created under the California Uniform Commercial Code ("UCC"). To protect the security of the Deed of Trust, the Company agreed to, among other things, (i) maintain fire and other insurance policies on the subject real property; (ii) pay all taxes on the Trust Property; (iii) avoid any non-permitted liens or rights of others to Trust Property; (iv) defend any claim or any action purporting to affect title or interest to the Trust Property, the security of the Deed of Trust or the rights or powers of the Trustee or the Parent; (v) grant and assign during the continuance of the Deed of Trust all of the Company's right, title and interest in and to the Leases, and Rents as further security for payment and performance of the secured obligations; and (vi) waive certain rights with respect to the Trust Property, including appraisal rights and any right to direct the order in which Trust Property may be sold in the event of a default. The Deed of Trust also sets forth certain powers of the Trustee and Company's obligation to indemnify and reimburse Trustee for any liability, damage, or expense which Trustee may incur in connection with the Deed of Trust.

    Under the Loan Agreements, the following constitute an event of default:

       (i) the Company fails to pay any principal, interest, fees or other amounts payable under any Loan Document when due;

      (ii) any representation or warranty of the Company made in connection with the Advance Agreement or transactions contemplated thereby is incorrect or misleading in any material respect when given and is not cured within five (5) business days notice;

      (iii) the Company fails to perform or observe any other material term or covenant contained in any Loan Document and such is not cured within five (5) business days notice;

      (iv) any material provision of a Loan Document is declared null and void or its validity or enforceability is questioned by the Company;

      (v) the occurrence of certain insolvency or bankruptcy related conditions or events with respect to the Company;

      (vi) any material change in ownership, management or control of the Company (except as contemplated by the Merger Agreement); or

     (vii) Parent determines that there has been a Material Adverse Change, as defined in the Advance Agreement.

    Under the Advance Agreement, if a default occurs, all amounts owing to Parent become immediately due and payable to the extent permitted by law. Under the Deed of Trust, if a default occurs, the Company is required to pay Parent (in addition to payments owed under the Loan Documents) in monthly installments sums sufficient to pay all taxes which are or may become a lien affecting the Trust Property, as defined in the Deed of Trust. Additionally, Parent may exercise any one or more of the following remedies:

       (i) enter upon and take possession of all or part of the Trust Property and perform any acts needed to preserve the value, marketability or rentability of the Trust Property;

      (ii) bring an action in any court of competent jurisdiction to foreclose the Deed of Trust or to enforce its terms or conditions;

      (iii) elect to cause the Trust Property to be sold in the manner set forth in the Deed of Trust;

      (iv) institute an action for specific performance of any covenant, condition or agreement contained in the Loan Documents;

      (v) apply for the appointment of a receiver or liquidator of the Trust Property;

      (vi) enforce the Parent's interest in the Leases and Rents, enter into the Trust Property and dispossess the Company therefrom, and operate, manage and otherwise deal with every aspect of the Trust Property and exercise all rights and powers of the Company with respect to the Trust Property and apply the receipts from the Trust Property to the payment of any amounts due to the Parent from the Company under the Loan Documents; and

     (vii) pursue such other rights or remedies available at law or in equity under the UCC.

    The Deed of Trust and the rights granted to the Trustee and the covenants agreed to by the Company continue until the secured obligations are fully paid and performed. At that time, the Deed of Trust will be void and, at the request of the Company, the Parent will execute and deliver to the Company a release of the Deed of Trust.

The Merger Agreement

    Commencement of Offer.  The Merger Agreement provides for the commencement of the Offer on or before October 31, 2001 or as promptly as practicable thereafter.

    Merger.  The Merger Agreement provides that, upon the satisfactions of the conditions set forth in Article VI of the Merger Agreement, and as set forth in 1.1(c) of the Merger Agreement and in accordance with Delaware law, the Offeror will be merged with and into the Company. Following the Merger, the separate corporate existence of the Offeror will cease, and the Company will continue as the Surviving Corporation that will be a wholly owned subsidiary of the Parent. The Certificate of Incorporation of the Surviving Corporation shall be amended to read as set forth in Exhibit B to the Merger Agreement. The Bylaws of the Offeror, as in effect immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation and the directors and officers of the Offeror, immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until replaced.

    Vote Required to Approve Merger.  See Section 12, "Purpose of the Offer; The Merger; Plans for the Company-Stockholder Meetings."

    Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Company or the Offeror, (a) each Share that is owned directly by the Company as treasury stock or by the Offeror, the Parent or any subsidiary of either, will automatically be cancelled and retired and no consideration will be delivered thereto, and (b) subject to applicable escheat or similar law, each Share issued and outstanding immediately prior to the Effective Time (other than Shares which are cancelled in accordance with (a) above) will be converted into the right to receive an amount in cash equal to the Offer Consideration. As of the Effective Time, all Shares (except those Shares with respect to which appraisal rights are properly exercised) will no longer be outstanding and will automatically be canceled and retired, and each holder of a certificate(s) which immediately prior to the Effective Time represented outstanding Shares will cease to have any rights with respect thereto, except the right to receive cash in an amount equal to the product that is obtained by multiplying (X) the Offer Consideration by (Y) the number of Shares validly surrendered. In the event that, prior to the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Offer Consideration shall be appropriately adjusted on a per-share basis.

    Stock Options and Warrants.  The Merger Agreement provides that (a) all vested Options to purchase Common Stock or other Company capital stock ("Vested Options") may be exercised at any time prior to the Effective Time of the Merger and thereafter the shares of such stock so acquired will be subject to the terms of the Merger Agreement, (b) all Vested Options not properly exercised prior to the Effective Time of the Merger shall expire, terminate and be cancelled in full at no cost or liability to any party as of the Effective Time, and shall not be replaced, repurchased or otherwise subject to any compensation whatsoever by any party, and (c) all Options of any type that are unvested and/or not properly exercisable prior to the Effective Time of the Merger ("Unvested Options") will expire and terminate as of the Effective Time of the Merger, and shall not be replaced, repurchased or otherwise subject to any compensation by any party. "Options" means options, warrants, rights and other agreements and instruments granting rights to purchase Common Stock or other Company capital stock or equity interest in the Company. "Included Options" mean all Vested Options that are properly exercised.

    Dissenting Shares.  Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger and who have provided valid notice of their intent to demand payment for such Shares (all in accordance with Section 262 of the DGCL) shall not be converted into or represent the right to receive an amount equal to the Offer Consideration (collectively, the "Dissenting Shares"). Such Dissenting Shares instead shall, from and after the Effective Time, represent only the right to receive payment for such Dissenting Shares in accordance with the provisions of Sections 262 of the DGCL relating to appraisal rights, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent and obtain payment for such stockholder's Dissenting Shares shall be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, an amount equal to the Offer Consideration, upon surrender of such certificates in a manner described in "Exchange of Certificates" below. Company is required to give Parent (a) prompt notice of any demands received by Company for appraisal of Dissenting Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Company and (b) Parent may participate in all negotiations and proceedings with respect to such demands. Except as required by a court or as may be required by applicable law, Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle, or settle any such demands.

    Exchange of Certificates.  The Merger Agreement requires Parent to deliver to the Depositary or another bank or trust designated by Parent funds sufficient to make payment of the Offer Consideration for the benefit of Company stockholders for all outstanding Shares (the "Exchange Fund"). Upon surrender of a certificate for cancellation to the Depositary together with the Letter of Transmittal, and such other documents as may reasonably be requested, the holder of such certificate shall be entitled to receive in exchange therefor a check payable to such holder representing payment of an amount equal to the Offer Consideration for each Share evidenced by the certificate and surrendered. The Merger Agreement also addresses the full exchange process, including (i) the notice of exchange, (ii) the exchange procedures, (iii) the surrender of ownership rights in Cidco stock by stockholders upon payment for surrendered Shares, (iv) the investment of the Exchange Fund, (v) termination of the Exchange Fund, (v) the absence of liability of the parties to the Merger Agreement to any person pursuant to escheat or similar law, (vi) lost certificates, and (vii) tax withholding rights related to amounts paid for certificates for Shares surrendered.

    Conditions to Obligations of All Parties to Merger Agreement.  The obligations of each party to effect the Merger are subject to the satisfaction or waiver, if permissible, at or prior to the Effective Time, of the following conditions:

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  No statute, law, rule, regulation, executive order or ordinance of any type or decree, ruling, or injunction of any type shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such injunction.

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  All required approvals shall have been obtained as required in Section 6.1(b) of the Merger Agreement.

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  Subject to the Minimum Condition and other applicable provisions of the Merger Agreement, Company shall have purchased all Shares validly tendered in the Offer and not withdrawn, provided, that this condition shall be deemed to have been satisfied if the Company fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement.

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  The Merger shall have been approved by the requisite vote of the holders of Shares, to the extent required pursuant to the requirements of the Company's Certificate of Incorporation and the DGCL or other applicable law.

    Conditions to Obligations of Offeror and Parent.  The obligations of the Offeror and the Parent to effect the Merger are further subject conditions that there has been change, event or situation that has resulted in (or could be reasonably expected to result in) a Material Adverse Effect, as defined in the Merger Agreement, on the Company between the date of the Merger Agreement and the Effective Time.

    Schedule 14D-9; Schedule TO and Offer Documents; State Filings.  Pursuant to the Merger Agreement and simultaneously with the filing by the Offeror and the Parent of the Tender Offer Statement on Schedule TO, the Company will file with the SEC a Solicitation/Recommendation statement on Schedule 14D-9 containing the recommendations of its Board of Directors in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Board of Directors and the Company are permitted to do so as described below under "Nonsolicitation Obligations and Exceptions." The Company has granted the Parent and the Offeror and their counsel certain rights to review and comment on the proposed forms of the Schedule 14D-9 and the exhibits, as well as any related amendments, prior to their filing with the SEC or dissemination to the Company's stockholders. The Company will provide the Parent, the Offeror and their counsel in writing any comments or other communications that the Company or its counsel may receive from the SEC regarding the Schedule 14D-9 promptly after receipt thereof, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company, the Parent and the Offeror have agreed to promptly correct any information provided by them for use in the Schedule 14D-9 to the extent that it shall have become false or misleading in any material respect and the Company has further agreed to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company to the extent required by applicable federal securities laws.

    Also pursuant to the Merger Agreement, the Parent and the Offeror have made certain agreements with the Company regarding (a) the filing of a Tender Offer Statement on Schedule TO including this Offer to Purchase, the Letter of Transmittal and certain offer documents that will contain all information required by the Exchange Act and the rules and regulations thereunder, and (b) the making of any filings required by applicable state law relating to the Offer. Furthermore, the Parent and the Offeror have granted to the Company certain rights to review and comment on the proposed forms of the Schedule TO and any related amendments prior to their filing with the SEC. The Parent and the Offeror will provide the Company and its counsel in writing any comments or other communications that the Parent or its counsel may receive from the SEC regarding the Schedule TO promptly after the receipt of such comments or other communications. The Parent and the Offeror shall promptly correct any information provided by them for use in the Schedule TO if and to the extent that information shall have become false or misleading in any material respect, and the Parent will take all steps necessary to cause the Schedule TO or other communications as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

    Board of Directors.  Under the Merger Agreement, upon the acceptance for payment of at least a majority of the issued and outstanding Shares pursuant to the Offer, the Parent will be entitled to designate such number of directors on the Board of Directors (the "Parent Designees"), rounded up to the next whole number, as will give the Parent representation on the Board of Directors equal to the product of (i) the number of authorized directors on the Board of Directors (giving effect to the directors elected under the Merger Agreement), and (ii) the percentage that the number of Shares purchased by the Offeror or the Parent or any affiliate thereof bears to the aggregate number of Shares then outstanding (the "Percentage"). Upon the Parent's request, the Company will promptly increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable the Parent Designees to be elected to the Board of Directors. Upon the Parent's request, the Company will also cause the Parent Designees to constitute the same Percentage of (i) each committee of the Board of Directors, (ii) the board of directors of each Subsidiary of the Company, and (iii) the committees of each such board of directors. The Company's obligations to appoint the Parent Designees to the Board of Directors and committees thereof is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company will promptly take all appropriate action required pursuant to such Section 14(f) and Rule 14f-1 to effect any such election and will, subject to the next succeeding sentence, include in the Schedule 14D-9 the information required by Section 14(f) and Rule 14f-1. The Parent will supply to the Company in writing, and be solely responsible for, any information with respect to itself and the Parent Designees, directors and affiliates required by Section 14(f) and Rule 14f-1.

    After the time that the Parent Designees constitute a majority of the Board of Directors and until the Effective Time, any (i) amendment or termination of the Merger Agreement by or on behalf of the Company, (ii) exercise or waiver of any of the Company's rights or remedies hereunder, extension of time for the performance or waiver of any of the obligations or other acts of the Parent or the Offeror hereunder, or (iii) other action by the Company in connection with this Agreement, shall require the approval of a majority of the then-serving directors, if any, who are not the Parent Designees (the "Continuing Directors"), except to the extent that applicable law requires that such action be acted upon by the full Board of Directors, in which case such action will require the concurrence of both a majority of the Board of Directors and a majority of the Continuing Directors. Vacancies in the Continuing Directors may (but are not required to be) filled by designees selected the Parent Designees, who shall be deemed Continuing Directors for purposes of this Agreement. In the event there are no remaining Continuing Directors (for any reason) at the time any such matter is addressed by the Company Board of Directors, the vote of the Continuing Directors as set forth herein shall not be required. Under the Merger Agreement, the Board of Directors may not delegate any matter related to the aforementioned rules regarding the Board of Directors to any committee of the Board of Directors.

    Representations and Warranties.  Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification to do business, the Company's authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, the validity, binding effect and enforceability of the Merger Agreement with respect to the Company, required consents and approvals, the noncontravention and nonviolation by the Merger Agreement of the organizational documents and other agreements of the Company and of laws applicable to it, the Company's capitalization, the Company's subsidiaries, documents and SEC filings relating to the Offer and prior SEC filings unrelated to the Offer, the absence of certain material adverse changes or events since September 30, 2001, litigation, liabilities, intellectual property rights, employee benefit plans, environmental matters, personal property, real property, the payment of taxes and filing of tax returns, the fairness opinion of TM Capital Corp., the absence of arrangements for finders' fees (other than with TM Capital Corp.), the customers and suppliers of the Company, the business practices of the Company, the products of the Company, the Company's operation as a going concern, the Company's compliance with laws and permits, the full force and effect of the Company's contracts, the absence of related party transactions, severance payments, licenses, material contracts and transactions with affiliates. The Company has also made representations and warranties regarding its active number of subscriber accounts in good standing as well as to the validity and binding effect of a Rights Agreement dated January 27, 1997 between the Company and United States Trust Company of New York (the "Rights Agreement"). Further, the Company represents and warrants that the Rights Agreement was amended on October 17, 2001, and, as amended, completely exempts the transactions contemplated by the Merger Agreement from the operation of the Rights Agreement and completely exempts the Parent and the Offeror from becoming an Acquiring Person, as defined in the Rights Agreement. The Company represents and warrants that the Assignment and Assumption Agreement, dated October 1, 2001, by and among the Company and certain third parties (the "Assignment and Assumption Agreement") has been executed by all parties except for the Company. The Company further represents that the amounts owed to the Company under such agreement are bona fide obligations, and all such obligations and amounts payable thereunder (to and from the Company) shall be paid within three (3) business days after October 17, 2001.

    The Parent and the Offeror have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Parent and the Offeror's organization and qualification to do business, their authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, the validity, binding effect and enforceability of the Merger Agreement with respect to the Parent and the Offeror, required consents and approvals, lack of litigation which would affect the Offer, lack of the Parent and the Offeror ownership of Shares as of the date of the Merger Agreement, and the truthfulness of the Parent's securities filings.

    Pursuant to the terms of the Merger Agreement, none of the representations and warranties made in the Merger Agreement will survive after the Effective Time.

    Conduct of Company's Business Pending Merger.  In the Merger Agreement, the Company has entered into certain covenants concerning the conduct of business, prior to the Effective Time, by it. During the period from the date of the Merger Agreement and continuing until the earlier of the Effective Date or the date, if any, on which the Merger Agreement is terminated, and except pursuant to the prior written consent by EarthLink or as may be expressly permitted pursuant to the Merger Agreement, the Company:

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  shall conduct the operations of its business according to ordinary and usual course of business in substantially the same manner as heretofore conducted, including without limitation the expenditure of cash (which expenditures shall in no event exceed $100,000 in the aggregate);

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  shall use its reasonable efforts to preserve, intact its business organizations and goodwill, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

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  shall confer at such times as the Offeror may reasonably request with one or more representatives of the Offeror to report operational matters and the status of ongoing operations;

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  shall notify the Parent of any emergency or other change in the normal course of any of the respective business operations of the Company or in the properties of the Company, including without limitation any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy, and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental authority;

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  shall not authorize, declare or pay any dividends on or any distribution of any type with respect to its outstanding Shares;

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  shall not enter into or amend any employment, severance or similar agreements or arrangements with its respective directors or officers;

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  shall not, except as otherwise permitted hereunder, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of any assets or securities, any disposition of any amount of assets or securities or any release or relinquishment of any contract rights;

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  shall not propose or adopt any amendments to its Certificate of Incorporation, Bylaws or other governing documents, and shall not enter into any contract or agreement with any affiliate of the Company;

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  shall not issue any Shares, capital stock, securities, equity or any securities or rights whatsoever convertible or exchangeable (at any time or under any circumstances) into Shares or other equity of Company Securities, as defined in the Merger Agreement, or effect any stock split or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof, other than as specifically permitted by the Merger Agreement;

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  shall not, except as specifically permitted by this Agreement or specifically required pursuant to the terms of such agreements or instruments (and only to the minimal extent required): (A) issue, grant, confer or award any Convertible Rights, Stock Rights, as such terms are defined in the Merger Agreement, Options or any other rights to acquire any Shares or Securities whatsoever (whether pursuant to any stock option plan or otherwise), and (B) shall not accelerate in any manner or by any method the vesting or excercisability of any stock options, warrants or other similar right;

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  shall not purchase or redeem any Shares;

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  shall not amend the terms of its respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements except as contemplated by Section 5.1 or Section 5.4 or the Merger Agreement;

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  shall not enter into any loan agreement of any type, including without limitation letters of credit, guarantees or otherwise;

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  shall not enter into any contract or agreement of any type that exceeds six months in length or which involves the payment by the Company of more than $10,000 for any individual contract or agreement, and in no case more than $100,000 for the aggregate of all such contracts and agreements (in every case, irrespective of the length of time for payment under such contracts and agreements);

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  shall not make any tax election or settle or compromise any tax liability;

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  shall not grant, confer or award any monetary or non-monetary bonus;

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  shall not settle, compromise or otherwise terminate any litigation, claim or other settlement negotiation;

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  shall not fail to maintain insurance under the same terms and conditions as it currently maintains; and

  •
  shall not agree, propose, resolve or plan to do any of the above, in writing or otherwise, to take any of the actions described in bullet point 5 through 18 above or take any action which would make any representation or warranty in the Merger Agreement untrue or incorrect.

    Indemnification; Directors and Officers Insurance.  The Merger Agreement requires that the Surviving Corporation shall keep in effect in its bylaws provisions for a period of not less than two years from the Effective Time (or until the resolution of certain matters) that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company and its subsidiaries, as set forth therein, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses (though such enhancing changes are not required by this provision), and shall observe the indemnification agreements existing in favor of past and present officers and directors of the Company and its subsidiaries.

    The Merger Agreement also requires the Surviving Corporation or Parent to maintain in effect for six (6) years from the Effective Time the Company's and its subsidiaries' current directors' and officers' liability insurance policies (or provide substantially similar coverage within a new policy) covering those persons who are currently covered by such policies with respect to actions or omissions occurring prior to the Effective Time; provided, however, the Surviving Corporation shall not be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company and its subsidiaries for such insurance coverage, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain policies with the optimum coverage (in Parent's reasonable and good faith judgment) available for a cost not exceeding such amount.

    Nonsolicitation Obligations and Exceptions.  (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or could reasonably lead to any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Takeover Proposal (active or potential), or (iv) provide any nonpublic information or otherwise cooperate in any manner with, or assist or participate or encourage, any Takeover Proposal. Notwithstanding these prohibitions (prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, the Company may in response to an unsolicited Takeover Proposal that did not result from the breach of Section 5.8 of the Merger Agreement and following delivery to the Parent of notice of the Takeover Proposal in compliance with its obligations under Section 5.8(d) of the Merger Agreement), the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and the Parent) to any third party which makes a bona fide written Takeover Proposal if (A) a majority of the Company's Board of Directors reasonably determines in good faith (after consultation with TM Capital Corp. or another independent, nationally recognized investment bank) that taking such action would or would be reasonably likely to lead to the delivery to the Company of a Superior Proposal (as defined below) and (B) a majority of the Company's Board of Directors determines in good faith (after receiving consultation with its outside legal counsel) that it is necessary to take such action(s) in order to comply with its fiduciary duties under the DGCL and other applicable law. "Takeover Proposal" means any inquiry, proposal or offer from any third party relating to any direct or indirect acquisition or purchase of all or any substantial portion of the Business, assets or any equity securities of the Company (by tender offer, exchange offer, stockholder merger vote or any other business combination). "Superior Proposal" means a bona fide written Takeover Proposal made by a third party on terms which a majority of the Company's Board of Directors determines in good faith (after consultation with an independent, nationally recognized investment bank) to be materially more favorable from a financial point of view to the Company stockholders (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby in response to such proposal, which is reasonably capable of being consummated.

    (b) The Company shall not discuss or negotiate with any third party (other than the Parent) any Acquisition Proposal, except that the Company shall use its best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such person or in the possession of any agent of any such person. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party. The Company shall ensure that its officers, directors and employees and any investment banking firm or other advisor or representative retained by it are aware of and instructed to comply with the restrictions described in this "Nonsolicitation Obligations and Exceptions" section. The Company or its Board of Directors may take and disclose to the Company's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act, including Rules 14e-2 and 14d-9 thereunder or from making such disclosure to the Company's stockholders which, based on the advice of the Company's outside legal counsel, is required under applicable law; provided that nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provisions of the Merger Agreement.

    (c) Subject to the fiduciary obligations of the Company's Board of Directors in responding to a Superior Proposal, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or the transactions contemplated in this Agreement, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, definitive agreement or other similar agreement related to any Takeover Proposal.

    (d) The Company is required to advise the Parent orally and in writing within 24 hours of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep the Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal on a daily basis or more frequently as may be reasonably requested by the Parent.

    Filing and Approvals.  Subject to the terms and conditions of the Merger Agreement, the Company and the Parent are required to use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or any governmental authority in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by it, and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) taking or causing to be taken, all other actions and all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the SEC, federal and state antitrust regulatory authorities, state anti-takeover regulatory authorities or other governmental authorities of any jurisdiction or any other person may assert under relevant laws with respect to the transactions in the Merger Agreement. See Section 16, "Certain Regulatory and Legal Matters" regarding action by the Parent and the Company with respect to applicable state takeover laws.

    Employee Benefit Plans.  (a) The Company's Board of Directors (or a duly appointed committee), prior to or as of the Effective Time, shall take all necessary actions, pursuant to and in accordance with the terms of each of the Company's stock option plans (the "Stock Option Plans") and the instruments evidencing the Options, to amend such instruments so that all Excluded Options and all Included Options which have not vested as of the Effective Time shall forever be canceled and terminated in accordance with the requirements set forth in "Stock Options and Warrants" above. Without limitation of the foregoing and with regard to any Stock Option Plans, prior to the time that the Shares are accepted for payment pursuant to the Offer, the Company shall cause each optionee holding an Option under each Stock Option Plan to execute an agreement which will allow the Options held by such optionee, which will not otherwise terminate in accordance with their times at the time set forth in

"Stock Options and Warrants" above, to be cancelled in the manner set forth in "Stock Options and Warrants" above.

    (b) Each of the Company's employee benefit plans and employee group welfare benefit plans of every type excluding the RIF Plan as provided in (d) of "Employee Benefit Plans" below, including the Stock Option Plans, 401(k) plan, retirement/pension plans and health and life insurance programs shall be terminated on or prior to the Effective Time. Participants in the Company' 401(k) plan that become employed by the Parent following the Closing Date shall: (i) have the option to roll over their 401(k) accounts (to the extent permitted thereby) into the Parent 401(k) plan and to participate in such plan thereafter pursuant to its terms, and (ii) be entitled to participate in the employee benefit plans and employee group welfare benefit plans of the Parent that are generally available to all employees of the Parent, on terms and conditions applicable to other employees of the Parent generally, as set forth in the Parent employee benefit plans, provided, that this provision shall not be deemed to require the Parent to hire (or the Company to retain after the Closing Date) all or any employees of the Company.

    (c) To the extent permitted by the Parent's employee benefit plans and applicable law, and as consistent with (b) of "Employee Benefit Plans" above, the Parent will give former Company employees who are employed by Parent as of the Closing Date full credit for purposes of eligibility and vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Parent (but not with respect to Options, Stock Option Plans and all related equity ownership matters), for such former Company employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Date, provided, that Parent shall not be required to offer or provide any type or level of benefits that are not offered or otherwise exceed the provisions of Parent's existing employee benefit plans.

    (d) With respect to any former Company employee who becomes employed by Parent following the Closing, Parent shall be bound to honor and perform the obligations arising out of the Cidco Incorporated Reduction-In-Force Pay Plan (the "RIF Plan"), as adopted by the Company, for a period of six (6) months following the Closing Date on the behalf of such former Company employees, if any of the conditions set forth in the RIF Plan occur within such six (6) month period.

    Employment Agreements.  The Merger Agreement provides that prior to or as of the Effective Time, the Company will terminate the employment agreements of certain employees specified by Parent pursuant to the terms and conditions of each such employee's employment agreement.

    Additional Reports.  The Merger Agreement requires that the Company furnish the Parent copies of any reports it files with the SEC after October 17, 2001. As of the date of any such filing, the Company represents and warrants that such reports will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    Assignment and Assumption Agreement.  The Company and the other parties to the Assignment and Assumption Agreement are required under the Merger Agreement to take all the actions and make all the payments and receive all the payments within three (3) business days after October 17, 2001, and the Company shall use its best efforts to enforce its rights under such agreement. The Company is required to keep the Company informed on a timely basis of the status of such arrangements and payments between the parties to the agreement, and of any changes in such status.

    Additional Covenants.  The Merger Agreement contains certain other additional covenants and agreements, including with respect to (i) the issuances of press releases and other public statements regarding the transactions related to the Merger Agreement, (ii) the notice obligations of the parties with respect to the occurrence of any events or a breach of the Merger Agreement by either party which would likely result in the transactions contemplated by the Merger Agreement not to be satisfied, (iii) the obligations of the Company and the Parent to cooperate and communicate in good faith on, among other things, to take all actions and execute all agreements reasonably required to carry out and consummate the actions contemplated by the Merger Agreement, including, in the event a Long-Form Merger is required, and (iv) the preparation and filing of a proxy statement and proxy solicitation materials with the SEC.

    Termination.  The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the matters presented in connection with the Merger by the Board of Directors or the stockholders of the Company):

  (i)
  by mutual written consent of the Company and the Parent;

  (ii)
  by either the Company or the Parent, if the Effective Time shall not have occurred on or before February 28, 2002, or in the event of a Long-Form Merger on or before May 31, 2002; provided, however, that such termination right will not be available to any party whose failure to fulfill any obligation or breach of any of its representations and warranties under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before such date;

  (iii)
  by either the Company or the Parent, if the Minimum Condition is not satisfied (subject to any Offer Period Extensions);

  (iv)
  by either the Company or the Parent, if any applicable statute, law, rule, regulation, executive order or ordinance of any type shall have been enacted, entered or promulgated prohibiting the consummation of the Merger as contemplated by the Merger Agreement or an injunction is entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger as contemplated by the Merger Agreement and such injunction becomes final and non-appealable;

  (v)
  by the Company, if the Parent breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement in any material respect (except for those representations, warranties or covenants that are qualified as to materiality or knowledge, in which case they shall be true and correct and performed in all respects), provided, that the Company shall provide the Parent with written notice of such claimed breach and a thirty (30) day calendar period after such notice to cure any such breach;

  (vi)
  by the Company, if the Company receives a Takeover Proposal that its Board of Directors by vote or resolution determines is a Superior Proposal, or if the Company enters into a definitive agreement with respect to any Superior Proposal, provided in all cases that the Company has otherwise complied with all its obligations under Sections 5.8 and 7.2 of the Merger Agreement, including without limitation payment to the Parent of the Termination Fee as provided in Section 7.2 of the Merger Agreement prior to or simultaneous with such termination by the Company;

  (vii)
  by the Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement in any material respect (except for those representations, warranties or covenants that are qualified as to materiality or knowledge, in which case they shall be true and correct and performed in all respects), provided, that the Parent shall provide the Company with written notice of such claimed breach and a thirty (30) day calendar period after such notice to cure such breach;

  (viii)
  by the Parent, if the Company's Board of Directors have: (A) withdrawn, materially amended or modified in any respect adversely to the Parent its recommendation and/or support of the Offer and/or the Merger in any manner (including by amending the Schedule 14D-9), (B) approved or recommended any Takeover Proposal from any party other than the Parent, (C) failed to timely mail its Schedule 14D-9 to the Company stockholders, or (D) resolved or proposed to do any of the above;

  (ix)
  by the Parent, if, in response to any tender offer or exchange offer for the Common Stock or any public announcement thereof, the Company and its Board of Directors fails to fully and unconditionally recommend rejection of such offer within five (5) business days thereafter, or resolves to support such other offer; and

  (x)
  if the Company breaches in any respect any provision of its obligations described above in "Nonsolicitation Obligations and Exceptions," or if the Company enters into any definitive agreement with respect to any Takeover Proposal.

    Except as described below under "The Transaction Documents—The Merger Agreement—Termination Fee; Expenses," in the event of the termination of the Merger Agreement, the Merger Agreement (other than Sections 7.2 (regarding termination fees), 7.3 (regarding effect of termination), 8.4 (regarding governing law), 8.5 (regarding notices), 8.7 (regarding severability), and 8.9 (regarding section headings), of the Merger Agreement) shall become null and void, without any current or future liability or obligation on the part of any party to the Merger Agreement or any of their respective officers or directors to the other parties, and all rights and obligations of any party hereto shall cease, except for a party's breach of any of its representations, warranties, covenants and agreements in the Merger Agreement.

Termination Fee; Expenses.

    (a) If the Merger Agreement is terminated by the Company or the Parent pursuant to the following provisions set forth in "Termination" above: (ii) (if terminated thereunder by the Parent), (iii), (vii), (viii), (ix) or (x), then the Company shall promptly pay the Parent a fee equal to Five Hundred Thousand Dollars ($500,000), plus reimbursement of all of the Parent's actual fees and expenses incurred in connection with this transaction (collectively, the "Termination Fee"), provided, however, that if the Parent terminates the Merger Agreement pursuant to (vii) in "Termination" above, and the Company also terminates the Merger Agreement pursuant to (v) in "Termination" above, the Parent shall be entitled to the Termination Fee, provided further, that if the termination is pursuant to (iii) in "Termination" above, such fee shall be payable only if (x) a Takeover Proposal shall be pending and not withdrawn on the date of such termination, and (y) within twelve (12) months after the date of termination of the Merger Agreement, the Company shall have consummated (or entered into an agreement to consummate) an Alternative Transaction with the party making such Takeover Proposal. An "Alternative Transaction" means (i) a merger, share exchange or other business combination or transaction in which more than 50% of the Common Stock or all or substantially all of the assets of the Company are acquired, or (ii) any acquisition from the stockholders of the Company, by tender offer, exchange offer or otherwise, of more than 50% of the outstanding Common Stock. The payment of the Termination Fee will be a condition to the consummation of the Alternative Transaction.

    (b) Payment of the Termination Fee must be made prior to or simultaneous with the notice of termination from the Company to the Parent (and for expense reimbursement, within one (1) business day following receipt of a statement for such expenses from the Parent). If the Company fails promptly to pay the amount due pursuant to Section 7.2 of the Merger Agreement, and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 7.2 of the Merger Agreement, the Company shall pay to the Parent its costs and expenses in connection with such suit, together with interest on the amount of the fee.

    Other than as set forth above, the Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including without limitation legal, accounting and financial advisory fees and expenses) shall be paid by the party incurring such costs and expenses, except that (a) the costs and expenses incurred in connection with the printing, filing with the SEC and mailing of the Offer Documents, Schedule 14D-9 and proxy materials (including any preliminary materials thereto) including any amendments or supplements thereto, shall be shared equally by the Parent and the Company, and (b) all transfer taxes shall be paid by the Company.

    Amendments, Extensions and Waivers.  The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Board of Directors at any time prior to the Effective Time, provided, that after stockholder approval (if required), no amendment shall be made that, under the DGCL, requires prior stockholder approval. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties of any party contained therein or in any document delivered pursuant thereto, and (c) waive compliance by any other party with any of the agreements or conditions contained herein; provided, however, that after the Company stockholder approval for the Merger is obtained, there may not be, without further approval of such stockholders, any extension or waiver of the Merger Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Shares hereunder other than as contemplated by the Merger Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    Assignment under Merger Agreement.  Neither the Company nor the Parent nor the Offeror may assign the Merger Agreement or any of its rights, interests and obligations under the Merger Agreement without the prior written consent of the other parties.

Voting Agreements

    In connection with the Merger Agreement, the Parent and the Offeror entered into Voting Agreements with the Company Stockholders. Pursuant to the terms of the Voting Agreements, the Company Stockholders will vote and tender their Shares pursuant to the terms of the Voting Agreements.

    The Company Stockholders also must take certain actions, including, but not limited to, the following:

  •
  tender to the Parent or the Offeror, or cause to be tendered, all of their Shares in accordance with the Voting Agreement prior to the Expiration Date;

  •
  in the event of a withdrawal of any Company Stockholder's Shares in the Offer, an immediate re-tender of such Shares to the Parent or the Offeror prior to the Expiration Date;

  •
  vote in the manner directed by the Parent with respect to any and all matters directly or indirectly related to the acquisition of the Company by the Parent;

  •
  vote against any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which would be inconsistent with the Parent's intended acquisition of the Company;

  •
  revoke any and all previous proxies with respect to any Shares, and grant to the Parent and such individuals or corporations as the Parent may designate an irrevocable proxy to vote all the

    Shares owned by such Company Stockholder in accordance with the Voting Agreement on any matters which may be presented to stockholders of the Company with respect to any and all matters related to the acquisition of the Company by the Parent or any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, and any other matters which would be inconsistent with the Parent's proposed acquisition of the Company; and

  •
  execute such additional documents as the Parent may reasonably request to effectuate its voting rights under their Voting Agreements.

    The Company Stockholders have also agreed that they:

  •
  will not sell, transfer, assign, pledge, encumber, hypothecate, cause to be redeemed or repurchased or otherwise dispose of the Shares (except in the Tender Offer or to the Parent);

  •
  will not grant any other proxy, power of attorney or interest in or with respect to the Shares, and

  •
  will not enter into any other voting agreement with respect to the Shares, at any time prior to the date this letter agreement is terminated in accordance with its terms.

    The aforementioned obligations in the Voting Agreements apply to each Company Stockholder's Shares owned as of October 17, 2001 or thereafter acquired prior to any termination of the Voting Agreement. The Voting Agreements may be terminated at any time (i) by mutual written consent of the parties, (ii) by either party after the Expiration Date, or (iii) by either party after termination of the Merger Agreement, provided, however, the above termination rights are not available to a party whose breach of any obligation under that certain Voting Agreement caused or resulted in the failure of the transactions contemplated by such Voting Agreement.

Stock Option Agreement

    In connection with the Merger Agreement, and as a condition and inducement to the Parent's willingness to enter into the Merger Agreement, the Company and the Parent entered into a stock option agreement (the "Stock Option Agreement") pursuant to which the Parent has the option to purchase up to 19.9% of the Company's issued and outstanding shares of common stock, all subject to the terms and conditions described below, among others.

    The option granted under the Stock Option Agreement may only be exercised if one of the following events occurs:

  •
  the Merger Agreement is terminated by the Parent because (i) the Company breaches or fails to perform any of its representations, warranties, covenants or other agreements in any material respect and fails to cure such after thirty days notice thereof; (ii) the Company's Board of Directors shall have, (w) withdrawn, materially amended or modified in any respect adversely to the Parent its recommendation and/or support of the Offer and/or the Merger in any manner, (x) approved or recommended any Takeover Proposal from another party other than the Parent, (y) failed to timely mail its Schedule 14D-9 to the Company stockholders, or (z) resolved or proposed to do (w), (x) or (y); (iii) in response to any tender offer or exchange offer or public announcement thereof, the Company and its Board of Directors fails to reject the offer within five days thereafter or resolve to support such other offer; or (iv) if the Company breaches its obligations described above in "Nonsolicitation Obligations and Exceptions" or enters into any definitive agreement with respect to any Takeover Proposal;

  •
  the Merger Agreement is terminated by the Company because (i) the Company receives a Takeover Proposal that the Company's Board of Directors determines constitutes a Superior Proposal; or (ii) the Company enters into a definitive agreement with respect to any Superior

    Proposal, provided in all cases the Company has otherwise complied with its obligations described above in "The Transaction Documents—The Merger Agreement—Nonsolicitation Obligations and Exceptions" and "The Transaction Documents—The Merger Agreement—Termination Fee; Expenses";

  •
  the Merger Agreement is terminated and a termination fee becomes payable under the terms of the Merger Agreement. See "The Transaction Documents—The Merger Agreement—Termination" and "The Transaction Documents—The Merger Agreement—Termination Fee; Expenses" above for a more detailed description of the circumstances under which the Merger Agreement may be terminated or a termination fee becomes payable; or

  •
  the stockholders of the Company do not approve the Merger Agreement.

    The Parent will have 90 days from the occurrence of one of these events to give notice of its decision to exercise its option. The option will expire if it is not exercised before:

  •
  the Offeror is merged with and into the Company; or

  •
  twenty-four months pass after the occurrence of an event that makes the option exercisable.

    The exercise price under the Stock Option Agreement is $0.36 per share. Shares subject to the option will be adjusted to account for stock dividends, stock splits, mergers, share exchanges and the like. Accordingly, the option exercise price will be adjusted to account for stock dividends, stock splits, mergers, share exchanges or the like by multiplying the exercise price by a fraction, the numerator of which is equal to the number of shares subject to the option prior to the event requiring adjustment and the denominator of which is equal to the number of shares that are subject to the option following the event requiring the adjustment. For example, if the Parent could have purchased 1,000 shares under the option for $0.36 per share and the party granting the option engages in a 3-for-1 stock split, the number of shares subject to the option will become 3,000 and the new exercise price will be $0.36 multiplied by 1/3, or $0.12 per share.

    If the Parent exercises the option, it has the right to cause the Company to register the shares of common stock that it purchases under the Securities Act of 1933, so long as the shares to be registered equal at least 2% of the outstanding shares of the Company on a fully diluted basis. The Parent has no right to cause the registration of any shares of common stock that may be sold under Rule 144(k) of the Securities Act of 1933, which generally permits sales of securities by persons who have not been affiliated with the issuer of those securities for at least three months prior to the sale, so long as at least two years have passes since the securities were acquired from the issuer or one of its affiliates.

14.  Dividends and Distributions.

    For a discussion of the restrictions imposed by the Merger Agreement on the ability of the Company and its subsidiaries to pay dividends or make distributions, see Section 13, "The Transaction Documents—The Merger Agreement—Conduct of Company's Business Pending Merger."

15.  Certain Conditions to Offeror's Obligations.

    Notwithstanding any other provision of the Offer, the Offeror is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered unless the following conditions have been satisfied: (i) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes greater than fifty percent (50%) of Shares outstanding at the time Shares are accepted for payment pursuant to the Offer; and (ii) none of the following events occurs at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares:

    (a) any governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) materially restricts, prevents or prohibits consummation of the Offer or the Merger or results in the obligation to pay damages as a result of or in connection with the transactions contemplated by the Merger Agreement in amounts that would have an adverse effect on the Company or the Company's business, (ii) prohibits or limits the ownership or operation by the Company, the Parent or any of their subsidiaries (including, without limitation, the Offeror) of all or any material portion of the business or assets of the Company or compels the Company, the Parent, or any of their subsidiaries (including, without limitation, the Offeror) to dispose of or hold separate all or any material portion of their business or assets, (iii) imposes limitations on the ability of the Parent, the Offeror or any other affiliate of the Parent to acquire or hold, or to exercise effectively full rights of ownership of, any Shares, including, without limitation, the right to vote any Shares acquired pursuant to the Offer, or (iv) requires divestitures by the Parent, the Offeror or any other affiliate thereof of any Shares;

    (b) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in all material respects (except for those representations or warranties that are qualified as to materiality or knowledge, in which case they shall be true and correct in all respects) as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date);

    (c) the Company shall have failed to perform and comply in all material respects with all obligations, agreements and covenants necessary to be performed or complied with by the Company; provided that the Rights Agreement shall have been amended so that the Rights Agreement will terminate immediately prior to the closing of the Offer;

    (d) the Merger Agreement shall have been terminated in accordance with its terms;

    (e) the Board of Directors of the Company shall have (i) withdrawn or modified its recommendation of the Offer, the Merger Agreement or the Merger, or (ii) the Board of Directors of the Company shall have approved, recommended, or accepted a Takeover Proposal;

    (f)  other than the filing of the Certificate of Merger with respect to the Merger as provided for by Section 2.3 of the Merger Agreement, fewer than all material licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority requisite to consummate the Merger and the transactions contemplated thereby, shall have been filed, occurred or been obtained, as the case may be;

    (g) it shall have been publicly disclosed or the Offeror shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than the Parent or its affiliates or any group of which any of them is a member, shall have, following the date of the Merger Agreement (i) acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 5% of Common Stock or shall have been granted an option, right or warrant, conditional or otherwise, to obtain more than 5% of any class or series of capital stock of the Company (including, without limitation, the Common Stock); or (ii) without the prior consent of the Parent, entered into any binding agreement or understanding with a third party with respect to (A) a merger, consolidation or other business combination with, or acquisition of a material portion of the assets of, the Company, or (B) a tender or exchange offer for the Shares; or

    (h) there shall have occurred and be continuing (i) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market,

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any direct or indirect limitation (whether or not mandatory) by a United States Governmental Authority on the extension of credit by banks or other financial institutions (iv) a change in banking, general financial or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (v) in the case of any of the foregoing existing on the date of the Merger Agreement, a material change, accelerating or worsening thereof.

    The foregoing conditions are for the sole benefit of the Offeror and the Parent and, subject to the terms of the Merger Agreement, may be asserted by the Offeror regardless of the circumstances giving rise to any such condition or may be waived by the Offeror and/or the Parent, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by the Offeror and/or the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

16.  Certain Regulatory and Legal Matters.

    Except as described in this Section 16, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, as well as certain representations made to the Parent and the Offeror in the Merger Agreement by the Company, neither the Parent nor the Offeror is aware of any material pending legal proceedings relating to the Offer, nor of any regulatory requirements which must be complied with or regulatory approvals which must be obtained in connection with the Offer, in each case which would be material to a stockholder's decision whether to sell, tender or hold the Shares. Should compliance with any such regulatory requirement or the obtaining of any such regulatory approval be required, the Parent and the Offeror currently contemplate that they would seek to comply with such requirement or obtain such permit, except as described below under "Certain Regulatory and Legal Matters—State Takeover Laws," but the Offeror does not presently intend to delay the acceptance for payment of, or payment for, the Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the Offer Conditions shall not have been satisfied. There can be no assurance that, if necessary, any such requirement would be complied with or approval be obtained, or would be complied with or obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such requirement was not complied with or approval obtained, and in certain such events the Offeror could decline to accept for payment, or pay for, any Shares tendered. See Section 15, "Certain Conditions to Offeror's Obligations."

    Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Neither the acquisition of Shares by Offeror pursuant to the Offer nor the Merger, nor any of the other transactions contemplated by the Merger Agreement, Voting Agreements and the Stock Option Agreement, is subject to such requirements.

    Federal Reserve Board Regulations.  Federal Reserve Board Regulations T, U and X promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including Shares) if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be borrowed in order to finance the Offer, the Parent and the Offeror believe that such regulations are not applicable to the Offer.

    State Takeover Laws.  A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, with respect to those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. In that case, the law of the State of Indiana before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company's principal place of business is in California, which has enacted takeover laws. However, except as set forth below, the Offeror does not know whether the takeover laws of California or any other state will, by their terms, apply to the Offer or the Merger or the other transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Voting Agreements, and neither the Parent nor the Offeror has attempted to comply with any such laws.

    As a Delaware corporation, the Company is subject to Section 203 of the DGCL ("Section 203"). In general, Section 203 would prevent an "interested stockholder" (generally defined as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person becomes an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (iii) following the transaction in which such person became an interested stockholder, the business combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, since the Company's Board of Directors has approved the Merger Agreement, the Voting Agreements, and the Stock Option Agreement, the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated under the Merger Agreement. See the "Introduction" to this Offer to Purchase regarding certain approvals by the Company's Board of Directors.

    Company is party to the Rights Agreement which contains certain anti-takeover provisions. See Section 13, "The Transaction Documents-The Merger Agreement-Representations and Warranties" regarding Company's representations with respect to the Rights Agreement. Company has entered into that certain First Amendment to Rights Agreement effective as of October 17, 2001 and that certain Second Amendment to Rights Agreement effective as of October 25, 2001 (together, the "Amendments"). The Amendments amend certain terms of the Rights Agreement in order to expressly exclude the Offer and the Merger from the anti-takeover provisions of the Rights Agreement. See Section 15, "Conditions to Offeror's Obligations."

    Under the Merger Agreement, if any "fair price," "interested stockholder," "control share acquisition" or other form of state takeover law (California, Delaware or otherwise) is or shall become applicable to the transactions contemplated by the Merger Agreement, each of the Company and the Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Further, the Company's Board of Directors has resolved to elect not to be subject to and not to cause Company to avail itself of any state takeover law that may be applicable to the Offer, the Merger or the transactions contemplated by the Merger Agreement, and has taken all necessary or appropriate steps to render any of the provisions of California or Delaware law concerning transactions with interested stockholders inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

    If it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, the Offeror might be unable (pursuant to such laws or an injunction ordered thereunder) to accept for payment, or pay for, any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15, "Certain Conditions to Offeror's Obligations."

17.  Fees and Expenses.

    Except as described in this Section 17, neither the Offeror nor the Parent (i) will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer or (ii) has directly or indirectly employed, retained or agreed to compensate any person to make solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    The Offeror and the Parent have retained MacKenzie Partners, Inc. as Information Agent and American Stock Transfer & Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and reimbursement for their out-of-pocket expenses in the Offer. The Depositary will also be indemnified by the Offeror against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

18.  Miscellaneous.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Parent nor the Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Parent or the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, the Offeror will make a good-faith effort to comply with such state statute. If, after such good faith effort, the Offeror cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the Parent or the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or the Parent. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

    The Parent and the Offeror have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3(a)(1) thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation of the Company Board of Directors with respect to the Offer and the reasons for such recommendation of the Company Board of Directors and furnishing certain additional related information. Copies of such documents and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the same places and in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company" (except that they may not be available at the regional offices of the SEC).

EarthLink Acquisition Sub, Inc.

October 31, 2001

ANNEX I

Business and Background Information

    The following is the business and background information for each of the members of the Board of Directors and executive officers of EarthLink, Inc. Messrs. Betty and McQuary serve as members of the Board of Directors of EarthLink Acquisition Sub, Inc. Mr. Betty serves as its Chief Executive Officer, Mr. McQuary as its President, Mr. Adrean as its chief financial officer and Mr. DeSimone as its secretary. The names and ages of each of the members of our Board of Directors and our executive officers and their present principal occupations or employment and employment history are set forth below. Unless otherwise indicated, each individual is a citizen of the United States. His or her business address is 1375 Peachtree Street, NW, Atlanta Georgia 30309, and his or her telephone number is (404) 815-0700.

Name	Age	Position
Sky D. Dayton	30	Chairman of the Board of Directors
Charles G. Betty	44	Chief Executive Officer and Director
Michael S. McQuary	42	President and Director
Austin M. Beutner	41	Director
Robert M. Kavner	58	Director
Linwood A. Lacy, Jr.	56	Director
Dr. Robert M. Metcalfe	55	Director
S. Marce Fuller	41	Director
Lee Adrean	49	Executive Vice President and Chief Financial Officer
Linda Beck	37	Executive Vice President, Operations
Carter Calle	36	Executive Vice President, Call Center Operations
Samuel R. DeSimone, Jr.	41	Executive Vice President, General Counsel and Secretary
Karen Gough	44	Executive Vice President, Marketing
William S. Heys	51	Executive Vice President, Sales
Jon M. Irwin	40	Executive Vice President, Member Experience
Michael C. Lunsford	33	Executive Vice President, Brand Strategy
Veronica J. Murdock	38	Executive Vice President, Acquisitions and Integrations
Gregory J. Stromberg	48	Executive Vice President, Employee Services
Lance Weatherby	40	Executive Vice President, EarthLink Everywhere
Brinton O. C. Young	50	Executive Vice President, Corporate Strategy

    Mr. Dayton is our Chairman of the Board of Directors and Founder of EarthLink. Mr. Dayton has served as our Chairman since August 2000. Mr. Dayton served as Chairman of the Board of Directors of EarthLink Network from its inception in May 1994 until its merger with MindSpring in February 2000, and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he was co-owner of Dayton Walker Design. From 1991 to 1992, he served as director of marketing for new products at Executive Software, a software company. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha and Joe Cafe, coffee houses in Los Angeles, California. Mr. Dayton is a co-founder and member of the board of directors of eCompanies, a partner in eCompanies Venture Group and Evercore Ventures, and he serves on the boards of directors of Project Mammoth, Inc. and Business.com, Inc.

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    Mr. Betty is our Chief Executive Officer and a member of our Board of Directors. Mr. Betty served as President and as a director of EarthLink Network from January 1996 and in May 1996 was named Chief Executive Officer of EarthLink Network, serving in each capacity until its merger with MindSpring. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider. Mr. Betty serves on the board of directors of Elastic Networks Inc., a publicly traded company and provider of DSL products and services.

    Mr. McQuary is our President and a member of our Board of Directors. He served as the President of MindSpring from March 1996, the Chief Operating Officer from September 1995 and a director from December 1995 until its merger with EarthLink Network. He also served as MindSpring's Executive Vice President from October 1995 to March 1996 and MindSpring's Executive Vice President of Sales and Marketing from July 1995 to September 1995. Prior to joining MindSpring, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including regional sales manager from April 1991 to February 1994 and Manager of Operations (Reengineering) from February 1994 to June 1995.

    Mr. Beutner has served on our Board of Directors since April 2001. He is the President of Evercore Partners Inc., which he co-founded in 1996, Co-Chairman of Evercore Capital Partners and Chief Executive Officer of Evercore Ventures. From 1994 to 1996, Mr. Beutner was President and Chief Executive Officer of The Russia Investment Fund, a private investment company capitalized with $440 Million by the U.S. Government. Mr. Beutner serves on the Boards of Directors of American Media, Inc., Business.com, Continental Energy Services, Inc., eCompanies LLC, Encoda Systems, Energy Partners, Ltd., Telenet Holding N.V. and Vertis, Inc. and as an Observer on the Board of Callahan Associates International L.L.C. He also serves as Trustee of the California Institute of the Arts and is a member of the Council on Foreign Relations.

    Mr. Kavner has served on our Board of Directors since February 2001. He was a director of EarthLink Network, Inc. until the merger with MindSpring in February 2000. Since 1995 Mr. Kavner has been a venture capital investor in Internet companies and in December 1998 he became a General Partner in Idealab, an incubator of Internet companies. From September 1996 through December 1998 he served as President and Chief Executive Officer of On Command Corporation, a provider of on-demand video for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Chief Executive Officer of the Multimedia Products and Services Group, and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ticketmaster Online-CitySearch, Inc., and GoTo.Com.

    Mr. Lacy has served on our Board of Directors since the merger of EarthLink Network and MindSpring, and was a member of the Board of Directors of EarthLink Network from June 1996 until its merger with MindSpring. From October 1996 to October 1998, he served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and Chief Executive Officer of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc., PcOrder.com and Modus Media International.

    Dr. Metcalfe has served on our Board of Directors since October 25, 2001. He is a venture partner in the Waltham office of Polaris Venture Partners, where he specializes in Boston-area information

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technology start-ups. From 1991 to 2000, Dr. Metcalfe served as Vice President of Technology at International Data Group (IDG), a leading technology media, research and event company. During that time, Dr. Metcalfe also served as the Chief Executive Officer and Publisher of IDG's Infoworld Publishing Company, a family of resources and publications which provide in-depth technical analysis on key products, solutions and technologies for sounds buying decisions and business gain. In addition to these positions, Dr. Metcalfe wrote an Internet column, "From the Ether" for eight years, and has written articles for various publications, including The Wall Street Journal, The New York Times, Wired Magazine, Forbes and American Spectator.

    Ms. Fuller has served on our Board of Directors since October 25, 2001. Ms. Fuller is president, CEO and director of Mirant, a top five U.S. marketer of power and natural gas. Under Fuller's guidance, Mirant spun off from its parent, Southern Company, in April 2001, and completed the U.S. power sector's largest common stock offering in September of that year. From 1994 to September 1997, Ms. Fuller served as the Vice President and later Senior Vice President of the North American division of Mirant. In September 1997, Ms. Fuller served as the President and Chief Executive Officer of the Mirant Americas Energy Marketing division of Mirant. In July 1999, Ms. Fuller was named President and CEO of Mirant, her current position. Ranked fifth on Fortune's list of the 50 Most Powerful Women in Business, Ms. Fuller serves on the Board of Directors of Curtiss-Wright Corp., and is a supervisory Board member of Bewag AG. She is a trustee of Atlanta International School and serves on the Leadership Board of the College of Engineering for the University of Alabama.

    Mr. Adrean has served as the Executive Vice President and Chief Financial Officer since March 2000. From May 1995 to February 2000, Mr. Adrean served as the Executive Vice President and Chief Financial Officer of First Data Corporation in Atlanta. From August 1993 to April 1995, Mr. Adrean served as the President of Providian Corporation Agency Group (a division of Providian Corporation).

    Ms. Beck has served as Executive Vice President of Operations since September 2000. Ms. Beck is responsible for the management of all of EarthLink's operations groups, including development, system administration, MIS, and network operations. Following the EarthLink/MindSpring merger in February 2000, Ms. Beck served as vice president of engineering responsible for the development of EarthLink's products and services, as well as the development and evolution of EarthLink's service delivery infrastructure. She held similar positions at both MindSpring and Netcom, and brings to EarthLink more than 15 years of experience in the high-tech industry. Before joining Netcom in 1996, Linda served in a variety of positions at Sybase, GTE and Amdahl. She began her career at the National Security Agency and has always focused largely on distributed systems, databases, network connectivity solutions and the Internet. Linda earned her bachelor's degree in computer science from Iowa State University and a master's of business administration from St. Mary's College of California in Moraga.

    Mr. Calle has served as Executive Vice President, Call Center Operations since September 2000 and has served EarthLink in a variety of executive positions since 1995 including vice president of call centers. Mr. Calle earned his bachelor's degree in management from the Georgia Institute of Technology and a master's degree in environmental science from the University of Montana.

    Mr. DeSimone has served as Executive Vice President, General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring since November 1998. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation of Forest Grove, Oregon, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and partner with Lane Powell Spears Lubersky of Portland, Oregon.

    Ms. Gough joined us in June 2001 as Executive Vice President, Marketing. She is responsible for leading our consumer marketing efforts, including branding campaigns, advertising, media, promotions

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and our extensive direct marketing efforts. Prior to joining EarthLink, from October 1998 until June 2001 she served as the Vice President of Marketing Solutions for Coca-Cola North America, where she was responsible for the Coca-Cola's media planning and buying, Coke's fully integrated, brand building promotional marketing programs, and the company's sports and entertainment marketing initiatives. From August 1990 to October 1998 Ms. Gough held a variety of senior sales and marketing positions with Reckitt & Colman, one of the world's leading manufacturers of household cleaning products and specialty food items. She has also held sales and marketing positions with Pepsi-Cola Company, The National Football League Properties and International Playtex.

    Mr. Heys has served as Executive Vice President, Sales, since June 2001. Prior to that, he served as Executive Vice President, Business Development and Business Services since February 2000. Prior to that he served as Senior Vice President, Sales of EarthLink Network since August 1999, and was Vice President of EarthLink Network's relationship with Sprint from January 1999 through August 1999. Prior to joining EarthLink Network, in October 1994 Mr. Heys founded the high-tech industry consulting firm BHC & Associates. Before starting BHC, Mr. Heys served in a variety of executive sales and marketing management positions at IBM, Wang, Hayes Microcomputer Products and Digital Communications Associates, Inc. Mr. Irwinhas served as Executive Vice President, Member Experience since September 2000 and was Executive Vice President of Operations from February 2000 to September 2000.

    Mr. Irwin has served EarthLink in a variety of executive positions since November 1995 including, Executive Vice President, Member Experience, Executive Vice President of Operations, Senior Vice President of Broadband Services and Vice President of Customer Support. From November 1994 to November 1995, Mr. Irwin was Vice President for Operations at WorldCom, a telecommunications company. From November 1992 to November 1994 Mr. Irwin served as Vice President of Corporate Development for Impact Telecommunications, an integrated communications company. He has been involved in several start-up telecommunications companies in management roles ranging from marketing to operations.

    Mr. Lunsford has served as Executive Vice President, Brand Strategy, since August 2001. Prior to that, he served as Executive Vice President, Broadband Services since February 2000. Prior to that, Mr. Lunsford served in the same role for EarthLink Network from November 1999 until its merger with MindSpring. Prior to that, Mr. Lunsford was EarthLink Network's Vice President of Special Projects, a position he held from the beginning of his employment with EarthLink Network in March of 1999. Before joining EarthLink Network, Mr. Lunsford was a Director with Scott, Madden & Associates, a management consulting firm in Raleigh, North Carolina, from 1995 to 1999. Prior to joining Scott, Madden & Associates, Mr. Lunsford worked for Andersen Consulting in Chicago, Illinois.

    Ms. Murdock has served as Executive Vice President, Acquisitions and Integration since September 2000. Ms. Murdock has served EarthLink in a variety of Executive positions including, Executive Vice President of Member Support and Services and Vice President, Member Support and Services. Prior to joining EarthLink Network, from 1994 to 1998 Ms. Murdock served as Senior Vice President of Worldwide Operations for 7th Level, a multimedia company. Prior to joining 7th Level, Ms. Murdock served as Vice President of Operations for Digital Magic, a visual effects and teleportation company, as well as several executive posts managing teleproduction studios and content technology for the film and television mediums.

    Mr. Stromberg has served as Executive Vice President, Employee Services since February 2000. Prior to that, Mr. Stromberg served as MindSpring's Executive Vice President of Business Services since January 1999, Executive Vice President of Technology from August 1998 until January 1999, Executive Vice President of Call Centers from March 1998 until August 1998, Vice President of Call Centers from June 1996 to March 1998, and Vice President of Technical Support from October 1995 until June 1996. From June 1993 to September 1994, Mr. Stromberg worked as a Regional Manager for

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Digital Financial Services, a subsidiary of GE Capital. Mr. Stromberg worked in various sales, product management, operations and management positions with Digital Equipment Corporation from June 1983 to June 1993.

    Mr. Weatherby has served as EarthLink's Executive Vice President, EarthLink Everywhere since November 2000. Prior to that, Mr. Weatherby served as EarthLink's Executive Vice President of Dial Up Services. Mr. Weatherby served in a variety of executive positions at MindSpring between September 1995 and February 2000, including Executive Vice President of Sales and Marketing, and Vice President of Business Development. Prior to joining MindSpring, Mr. Weatherby held a variety of sales, sales management and marketing positions with Mobil from October 1990 through September 1995, including District Sales Manager from December 1992 through September 1995.

    Mr. Young has served as Executive Vice President, Corporate Strategy since February 2000. Prior to that he was Senior Vice President, Marketing of EarthLink Network from August 1998 through December 1999. Mr. Young was Vice President, Strategic Planning of EarthLink Network from March 1996 throughout 1998. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

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ANNEX II

    Section 262 of the Delaware General Corporation Law

Delaware Rights of Appraisal

SECTION 262 OF THE

DELAWARE GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depositary receipt" mean a receipt or other instrument issued by a depositary representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depositary.
(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:
(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.
(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof;

      b. Shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) or depositary receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

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      c. Cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d)
Appraisal rights shall be perfected as follows:
(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)
If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the

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    corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who was complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

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(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h)
After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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The Information Agent for the Offer is:

MACKENZIE PARTNERS, INC.

156 Fifth Avenue
New York, New York 10010
Call Toll Free (800) 322-2885

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By Mail: American Stock Transfer & Trust Company 59 Maiden Lane New York, New York 10038	By Facsimile Transmission: (Eligible Institutions Only) (718) 921-8116 Confirm Facsimile by Telephone: (718) 921-8200 (for Confirmation Only)	By Hand/Overnight Courier: American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, New York 11219

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TABLE OF CONTENTS
IMPORTANT
SUMMARY TERM SHEET
INTRODUCTION
ANNEX I Business and Background Information
ANNEX II
Delaware Rights of Appraisal SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW